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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on May 16, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICRON TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charters)

Delaware (State or other jurisdiction of incorporation or organization)	75-1618004 (I.R.S. Employer Identification Number)

8000 South Federal Way, P.O. Box 6
Boise, Idaho 83707-0006
(208) 368-4000

(Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)

W. G. Stover, Jr.
Vice President of Finance and Chief Financial Officer
Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
(208) 368-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Fore, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	William H. Hinman, Esq. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 251-5000

From time to time after the effective date of this registration statement. (Approximate date of commencement of proposed sale to the public)

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum aggregate offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Convertible Senior Notes	—	—	—	—

Common Stock $0.10 par value per share	—	—	—	—

Total	—	—	—	—

1)
An indeterminate number of or aggregate principal amount of the securities of each identified class is being registered as may at various times be issued at indeterminate prices. The registrant is deferring payment of the amount of the registration fee in reliance on Rule 456(b) and Rule 457(r) under the Securities Act.

2)
An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to completion)

Issued May 16, 2007.

Micron Technology, Inc.
$1,100,000,000
       % Convertible Senior Notes due 2014

Interest payable on June 1 and December 1

Holders may convert their     % Convertible Senior Notes due June 1, 2014, based on a conversion rate of                shares of common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $               per share of common stock), subject to adjustment, on or prior to the close of business on the business day immediately preceding the maturity date for the notes only under the following circumstances: (1) if the closing price of our common stock reaches a specified threshold and remains at or exceeds such threshold for a specified period, (2) if the notes are called for redemption, (3) if specified distributions to holders of our common stock are made or specified corporate events occur, (4) during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate or (5) during the last three months prior to the maturity date of the notes. Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. At any time on or prior to the maturity date of the notes, we may irrevocably elect to deliver cash up to the aggregate principal amount of the notes to be converted, and shares of our common stock, cash or a combination thereof in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted. If a holder elects to convert its notes in connection with a make-whole change in control (as defined in this prospectus), we will, in certain circumstances, pay a make-whole premium by increasing the conversion rate for notes converted in connection with such make-whole change in control.

On or after June 6, 2011, we may redeem for cash all or part of the notes if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption. If we experience a change in control or a termination of trading, holders may require us to repurchase for cash all or a portion of the notes, at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The notes will rank equally with all of our existing and future senior debt and senior to all our future subordinated debt. The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries. For a more detailed description of the notes, see "Description of Notes" beginning on page 29.

        The notes will not be listed on any securities exchange nor included in any automatic quotation system. Our common stock is listed on The New York Stock Exchange under the symbol "MU." On May 15, 2007, the last reported sale price of our common stock was $12.07 per share.

Investing in the notes involves risks. See "Risk Factors" beginning on page 10.

PRICE 100% AND ACCRUED INTEREST, IF ANY

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Micron
Per Note	%	%	%
Total	$	$	$

We have granted the underwriters the right to purchase up to an additional $165,000,000 principal amount of the notes, solely to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers on May     , 2007

Sole Book-Running Manager

MORGAN STANLEY
Lehman Brothers

May     , 2007

        You should rely only on the information contained or incorporated by reference in this prospectus and any "free writing prospectus" we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where such offer to sale of shares would be unlawful. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than their respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

i

SUMMARY

        Because this is a summary, it may not contain all the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading "Risk Factors" as well as the information incorporated by reference, before making an investment decision. For purposes of the discussion of the notes on the cover page, in the summary of the offering and the "Description of Notes," references to "the Company," "Micron," "Issuer," "we," "us," and "our" refer only to Micron Technology, Inc. and do not include our subsidiaries, except where the context otherwise requires or as otherwise indicated. For purposes of the remaining portions of the prospectus, including the summary below and "Risk Factors—Risks Related to Our Business," such references refer to Micron Technology, Inc. and our subsidiaries, except where the context otherwise requires.

MICRON TECHNOLOGY, INC.

        We are a global manufacturer of semiconductor devices, principally semiconductor memory products (including DRAM and NAND Flash) and CMOS image sensors. We operate in two segments: Memory and Imaging. Our products are used in a broad range of electronic applications including personal computers, workstations, network servers, mobile phones and other consumer applications including flash memory cards, USB storage devices, digital still cameras, MP3 players and in automotive applications. We market our products through our internal sales force, independent sales representatives and distributors primarily to original equipment manufacturers and retailers located around the world. Our success is largely dependent on the market acceptance of a diversified semiconductor product portfolio, efficient utilization of our manufacturing infrastructure, successful ongoing development of advanced process technologies and generation of sufficient return on research and development investments.

        We have strategically diversified our business by expanding into semiconductor products such as specialty memory products (including SDRAM, PSRAM, mobile SDRAM and reduced latency DRAM), NAND Flash memory products and CMOS image sensors. These products are used in a wider range of applications than the computing applications that use our highest volume products, DDR and DDR2 DRAM. We leverage our expertise in semiconductor memory manufacturing and product and process technology to provide products that are differentiated from competitors' products based on performance characteristics. In 2006 and the first six months of 2007, approximately half of our revenue came from sales of specialty memory products, NAND Flash memory products and CMOS image sensors. We believe the strategic diversification of our product portfolio will strengthen our ability to allocate manufacturing resources to achieve the highest rate of return.

        We have partnered with Intel to form two NAND Flash manufacturing joint ventures: IM Flash Technologies, LLC and IM Flash Singapore LLP (collectively "IM Flash"). IM Flash operations include two 300mm wafer fabrication facilities that are expected to greatly increase our production of NAND Flash in 2007. IM Flash Singapore LLP plans to begin construction of a new 300mm wafer fabrication facility in Singapore in 2007. We expect to contribute approximately $2 billion in cash to IM Flash over the next three years, with similar contributions to be made by Intel. As of March 1, 2007, we owned 51% and Intel owned 49% of IM Flash. We share output of IM Flash generally in proportion to our ownership in IM Flash.

        We make significant ongoing investments to implement our proprietary product and process technology in our facilities in the United States, Europe and Asia to manufacture semiconductor products with increasing functionality and performance at lower costs. We continue to introduce new generations of products that offer improved performance characteristics, such as higher data transfer rates, reduced package size, lower power consumption and increased megapixel count. We generally reduce the manufacturing cost of each generation of product through advancements in product and process technology such as our leading-edge line width process technology and innovative array architecture.

        In order to maximize returns from investments in research and development ("R&D"), we develop process technology that effectively reduces production costs and leverages our capital expenditures. To leverage our R&D investments, we have formed strategic joint ventures under which the costs of developing NAND Flash memory product and process technologies are shared with our joint venture partner. In addition, from time to time, we have also sold and/or licensed technology to third parties. To be successfully incorporated in customers' end products, we must offer qualified semiconductor solutions at a time when customers are developing their design specifications for their end products. This is especially true for specialty memory products and CMOS image sensors, which are required to demonstrate advanced functionality and performance well ahead of a planned ramp of production to commercial volumes. In addition, DRAM and NAND Flash products necessarily incorporate highly advanced design and process technologies. We must make significant investments in R&D to expand our product offering and develop our leading-edge product and process technologies.

Recent developments

        In the first two months of the third fiscal quarter, we believe, based on published industry reports, average selling prices for DDR2 DRAM products and NAND Flash products were approximately 45% and 20% lower, respectively, as compared to industry average selling prices for the second fiscal quarter of 2007. Our results of operations for the fiscal quarter ending May 31, 2007 will reflect these declines. See "Risk Factors—We have experienced dramatic declines in average selling prices for our semiconductor memory products which have adversely affected our business."

        We were originally incorporated in Idaho in 1978. In 1984 we were reincorporated in Delaware. Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632, and our telephone number is (208) 368-4000. Our website is located at www.micron.com. The information contained or incorporated in our website is not part of this prospectus.

THE OFFERING

        The following summary contains basic information about the notes and is not a complete description of the offering. Thus, it does not contain all the information that is important to you. For a more detailed description of the notes you should read the section titled "Description of Notes."

Issuer	Micron Technology, Inc.
Notes Offered	$1,100,000,000 aggregate principal amount of % Convertible Senior Notes due June 1, 2014.
Maturity Date	The notes will mature on June 1, 2014, subject to earlier repurchase, redemption or conversion.
Interest and Payment Dates	% per year on the principal amount accruing from May , 2007, and payable semiannually in arrears in cash on June 1 and December 1 of each year, beginning December 1, 2007.
Conversion Rights	Holders may surrender their notes for conversion prior to the close of business on the business day immediately preceding the maturity date for the notes only under the following circumstances:
• during any calendar quarter beginning after August 30, 2007 (and only during such calendar quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the then applicable conversion price per share of the notes, which is $1,000, divided by the then applicable conversion rate of the notes;
• if the notes have been called for redemption;
• if specified distributions to holders of our common stock are made, or specified corporate events occur;
• during the five business days after any five consecutive trading day period (the "measurement period") in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate of the notes; or
• at any time on or after March 1, 2014.
The initial conversion rate for the notes is shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $ per share of common stock. The conversion rate is subject to adjustment under certain circumstances. See "Description of Notes—Adjustments to Conversion Rate."

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock to satisfy our conversion obligation, in each case calculated as described under "Description of Notes—Conversion Rights—Settlement Upon Conversion." At any time on or prior to the 30th scheduled trading day prior to the maturity date, we may irrevocably elect to satisfy our conversion obligation by delivering cash up to the aggregate principal amount of notes to be converted, and shares of our common stock, cash or combination thereof in respect of the remainder, if any, of our conversion obligation. See "Description of Notes—Conversion Rights—Irrevocable Election of Net Share Settlement." Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See "Description of Notes—Conversion Rights."
Holders who convert their notes in connection with a make-whole change in control, as defined herein, may be entitled to a make-whole premium in the form of an increase in the conversion rate for notes converted in connection with such make-whole change in control. See "Description of Notes—Adjustment to Conversion Rate—Adjustment to Conversion Rate Upon a Make-Whole Change in Control."
Repurchase Upon a Change in Control or Termination of Trading	Upon a change in control or termination of trading, each as defined herein, the holders may require us to repurchase for cash all or a portion of their notes at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See "Description of Notes—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading."
Ranking	The notes will rank equally with all our existing and future senior debt and senior to all our future subordinated debt. The notes will rank junior to all our existing and future senior secured debt to the extent of the collateral securing such debt and will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of March 1, 2007, we had:
• $219 million of senior unsecured indebtedness outstanding equal in right of payment to the notes;
• $423 million of senior secured indebtedness outstanding senior in right of payment to the notes to the extent of the collateral securing such indebtedness; and
• no subordinated indebtedness.

Our subsidiaries had $186 million of indebtedness secured by our subsidiaries' collateral and guaranteed by us on an unsecured basis. This indebtedness of our subsidiaries is included in the $219 million of senior unsecured indebtedness because of our guarantee of such indebtedness. In addition, our subsidiaries had unsecured liabilities (including trade and other payables but excluding intercompany indebtedness) outstanding in an amount of $1,167 million. Both the secured and unsecured indebtedness of our subsidiaries is structurally senior to the notes. The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities. Our subsidiaries will not guarantee any of our obligations under the notes.
Redemption at Our Option	We may not redeem the notes prior to June 6, 2011. On or after June 6, 2011, we may redeem for cash all or part of the notes if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. We will give notice of redemption not less than 30 nor more than 60 days before the redemption date by mail to the trustee, the paying agent and each holder of notes.
Use of Proceeds	We estimate that the net proceeds from this offering, after deducting the underwriters' discounts and estimated offering expenses payable by us of approximately $19 million, will be approximately $1,081 million (or approximately $1,242 million if the underwriters exercise their overallotment option in full).
We intend to use a portion of the net proceeds of this offering to pay the cost of capped call transactions that we will enter into with one or more counterparties, which may include some of the underwriters and/or their affiliates (the "counterparties"). We estimate that the cost of the capped call transactions will be approximately $132 million. If the underwriters exercise their option to purchase additional notes to cover overallotments, we will use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions with respect to the shares initially issuable upon conversion of the additional notes. The remaining net proceeds from this offering of approximately $949 million will be used for general corporate purposes, including working capital and capital expenditures.

Capped Call Transactions	In connection with this offering, we plan to enter into capped call transactions with the counterparties described above. These capped call transactions are expected to reduce the potential dilution upon conversion of the notes to the extent described in "Capped Call Transactions." We intend to use approximately $132 million of the proceeds from this offering to pay the cost of the capped call transactions. If the underwriters exercise their option to purchase additional notes to cover overallotments, we will use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions with respect to the shares initially issuable upon conversion of the additional notes.
In connection with establishing their initial hedge of these capped call transactions, we expect that the counterparties described (and/or their affiliates) above:
• may enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes; and
• may enter into or unwind various over-the-counter derivatives and/or purchase our common stock in secondary market transactions following the pricing of the notes.
These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes.
In addition, we expect that the counterparties described above may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so during any conversion period related to conversion of the notes). The effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes, and as a result, the value you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes. See "Capped Call Transactions."
The capped call transactions are separate transactions and are not part of the terms of the notes and will not affect the holders' rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.
For a discussion of the effect of any market or other activity by the counterparties in connection with these capped call transactions, see "Risk Factors—The capped call transactions may affect the value of the notes and our common stock," "Capped Call Transactions" and "Underwriters."

DTC Eligibility	The notes will be issued in fully registered book-entry form and will be represented by permanent global notes without coupons. The global notes will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC.
Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See "Description of Notes—Global Notes; Book-Entry; Form."
Form and Denomination	The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.
Absence of a Trading Market for the Notes	The notes will not be listed on any securities exchange nor included in any automated quotation system. The notes will be new securities for which there is currently no trading market, and we cannot guarantee that an active or liquid market will develop.
The New York Stock Exchange Symbol for Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol "MU."
Trustee	The trustee for the notes will be Wells Fargo Bank, National Association.
Governing Law	The indenture and the notes will be governed by the laws of the State of New York.
Risk Factors	See "Risk Factors" and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated statement of operations data below for the fiscal years ended September 2, 2004, September 1, 2005, and August 31, 2006, and the selected consolidated balance sheet data as of September 1, 2005 and August 31, 2006, have been derived from the audited consolidated financial statements of Micron that are incorporated by reference herein, and are qualified by reference to such financial statements. The selected consolidated statement of operations data below for the six month periods ended March 2, 2006, and March 1, 2007, and the selected consolidated balance sheet data as of March 1, 2007, have been derived from unaudited consolidated financial statements of Micron that are incorporated by reference herein. In the opinion of management, such unaudited quarterly financial data contains all adjustments necessary for the fair statement of Micron's financial position and results of operations as of and for such periods. Operating results for the six months ended March 1, 2007 are not necessarily indicative of results that may be expected for future periods. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus supplement and the accompanying prospects.

	Fiscal Year Ended			Six Months Ended
	September 2, 2004	September 1, 2005	August 31, 2006	March 2, 2006	March 1, 2007
	(In millions except per share data)
Consolidated Statement of Operations Data:
Net sales	$4,404	$4,880	$5,272	$2,587	$2,957
Cost of goods sold	3,090	3,734	4,072	2,040	2,158

Gross margin	1,314	1,146	1,200	547	799
Selling, general and administrative	332	348	460	203	333
Research and development	755	604	656	325	426
Restructure	(23)	(1)	—	—	—
Other operating (income) expense	—	(22)	(266)	(231)	(36)

Operating income	250	217	350	250	76
Interest income	15	32	101	31	76
Interest expense	(36)	(47)	(25)	(18)	(5)
Other non-operating income (expense)	3	(3)	7	—	8

Income before income taxes and noncontrolling interests	232	199	433	263	155
Income tax (provision) benefit	(75)	(11)	(18)	(7)	(15)
Noncontrolling interests in net income	—	—	(7)	—	(77)

Net income	$157	$188	$408	$256	$63

Earnings per share:
Basic	$0.24	$0.29	$0.59	$0.39	$0.08
Diluted	0.24	0.29	0.57	0.37	0.08
Number of shares used in per share calculations:
Basic	641.5	647.7	691.7	655.8	767.9
Diluted	645.7	702.0	725.1	710.6	776.3
	As of		As of
	September 1, 2005	August 31, 2006	March 1, 2007
	(In millions)
Consolidated Balance Sheet Data:
Cash and short-term investments	$1,290	$3,079	$2,193
Other current assets	1,636	2,022	2,335
Total assets	8,006	12,221	13,376
Long-term debt	1,020	405	639
Noncontrolling interests in subsidiaries	—	1,568	2,283
Shareholders' equity	5,847	8,114	8,249

RATIO OF EARNINGS TO FIXED CHARGES
	Fiscal Year Ended					Six Months Ended
	August 29, 2002	August 28, 2003	September 2, 2004	September 1, 2005	August 31, 2006	March 2, 2006	March 1, 2007
Ratio of earnings to fixed charges(1)	—	—	6.3x	4.5x	10.4x	11.7x	6.0x

(1)
For the purpose of calculating such ratios, "earnings" consist of income from continuing operations before income taxes and noncontrolling interests plus fixed charges and "fixed charges" consist of interest expense (net of capitalized portion), capitalized interest, amortization of debt discount and the portion of rental expense representative of interest expense. Earnings before fixed charges were inadequate to cover total fixed charges by $1,008 million and $1,202 million for the fiscal years ended August 29, 2002 and August 28, 2003, respectively.

RISK FACTORS

        Investing in the notes and our common stock involves a high degree of risk. In addition, our business, operations and financial condition are subject to various risks. You should carefully consider the risks described below with all of the other information included in this prospectus supplement and the accompanying prospectus before making an investment decision. If any of the adverse events described below were to actually occur, our business, results of operations, or financial condition would likely suffer. In such an event, the trading price of the notes and our common stock could decline and you could lose all or part of your investment. Additionally, this section does not attempt to describe all risks applicable to our industry, our business or investment in the notes or our common stock. Risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to Our Business

    We have experienced dramatic declines in average selling prices for our semiconductor memory products which have adversely affected our business.

        In the second fiscal quarter of 2007, our average selling prices for DRAM products and NAND Flash products decreased 13% and 31%, respectively, as compared to the first fiscal quarter of 2007. In the first two months of the third fiscal quarter of 2007 we believe, based on published industry reports, that average selling prices for DDR2 DRAM products and NAND Flash products decreased approximately 20% and 45%, respectively, as compared to industry average selling prices for the second fiscal quarter of 2007. In recent years, we have also experienced annual decreases in per megabit average selling prices for our memory products including: 34% in 2006, 24% in 2005, 17% in 2003, 53% in 2002 and 60% in 2001. At times, average selling prices for our memory products have been below our costs. If average selling prices for our memory products decrease faster than we can decrease per megabit costs, as they they recently have, our business, results of operations or financial condition could be materially adversely affected.

    Increased worldwide semiconductor memory production or lack of demand for semiconductor memory could lead to further declines in average selling prices.

        The transitions to smaller line-width process technologies and 300mm wafers in the industry have resulted in significant increases in the worldwide supply of semiconductor memory and will likely lead to future increases. Increases in worldwide supply of semiconductor memory also result from semiconductor memory fab capacity expansions, either by way of new facilities, increased capacity utilization or reallocation of other semiconductor production to semiconductor memory production. We and several of our competitors have announced plans to increase production through construction of new facilities or expansion of existing facilities. Increases in worldwide supply of semiconductor memory, if not accompanied with commensurate increases in demand, would lead to further declines in average selling prices for our products and would materially adversely affect our business, results of operations or financial condition.

    We may be unable to reduce our per megabit manufacturing costs at the same rate as we have in the past.

        Historically, our gross margin has benefited from decreases in per unit manufacturing costs achieved through improvements in our manufacturing processes, including reducing the die size of our existing products. In future periods, we may be unable to reduce our per unit manufacturing costs or reduce these costs at historical rates due to strategic product diversification decisions affecting product mix, the ever increasing complexity of manufacturing processes, changes in process technologies or products which inherently may require relatively larger die sizes. Per unit manufacturing costs may also be affected by the relatively smaller production quantities and shorter product lifecycles of Imaging and certain specialty memory products.

    Our plans to significantly increase our NAND Flash memory production and sales have numerous risks.

        We plan to significantly increase our NAND Flash production and sales in future periods. As part of this plan we have formed a manufacturing joint venture with Intel and made substantial investments in capital expenditures for equipment and new facilities as well as research and development. Our plans also require significant future investments in capital expenditures and research and development. We currently expect our capital spending for 2008 to be between $2.0 and $3.0 billion, with a majority of the expenditures being made to support our NAND operations. These investments involve numerous risks. In addition we are required to devote a significant portion of our existing semiconductor manufacturing capacity to the production of NAND Flash instead of the Company's other products. We are party to a contract with Apple Inc. to provide NAND Flash products for an extended period of time at contractually determined prices. We currently have a relatively small share of the world-wide market for NAND Flash.

        Our NAND Flash strategy involves numerous risks, and may include the following:

  •
  increasing our exposure to changes in average selling prices for NAND Flash;

  •
  difficulties in establishing new production operations at multiple locations;

  •
  increasing capital expenditures to increase production capacity and modify existing processes to produce NAND Flash;

  •
  increasing debt to finance future investments;

  •
  diverting management's attention from DRAM and CMOS Image sensor operations;

  •
  managing larger operations and facilities and employees in separate geographic areas; and

  •
  hiring and retaining key employees.

        Our NAND Flash strategy may not be successful and could materially adversely affect our business, results of operations or financial condition.

    The future success of our Imaging business will be dependent on continued market acceptance of our products and the development, introduction and marketing of new Imaging products.

        Our Imaging business represented 11% of our net sales in the second quarter of 2007. Despite growth in 2006, Imaging net sales and gross margins were down significantly in the second quarter of 2007 compared to the first quarter of 2007. There can be no assurance that we will be able to grow or maintain our market share or gross margins for Imaging products in the future. The success of our Imaging business will depend on a number of factors, including:

  •
  development of products that maintain a technological advantage over the products of our competitors; accurate prediction of market requirements and evolving standards, including pixel resolution, output interface standards, power requirements, optical lens size, input standards and other requirements;

  •
  timely completion and introduction of new Imaging products that satisfy customer requirements; timely achievement of design wins with prospective customers, as manufacturers may be reluctant to change their source of components due to the significant costs, time, effort and risk associated with qualifying a new supplier; and

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  efficient, cost-effective manufacturing as we transition to new products and higher volumes.

    We may not be able to generate sufficient cash flows to fund our operations and make adequate capital investments.

        Our cash flows from operations depend primarily on the volume of semiconductor memory and CMOS image sensors sold, average selling prices and per unit manufacturing costs. To develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, we must make significant capital investments in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. We expect capital spending for the remainder of 2007 to approximate $1.8 billion, of which approximately $0.5 billion is expected to be funded by capital contributions from our joint venture partners. We currently anticipate 2008 capital spending to be between $2 billion and $3 billion. Cash and investments of IM Flash and TECH are generally not available to finance our other operations. In addition to cash provided by operations, we have from time to time utilized external sources of financing. Access to capital markets has historically been very important to us. Depending on market conditions, we may issue registered or unregistered securities to raise capital to fund a portion of our operations. There can be no assurance that we will be able to generate sufficient cash flows to fund our operations, make adequate capital investments or access capital markets on acceptable terms, and an inability to do so could have a material adverse effect on our business and results of operations.

    The semiconductor industry is highly competitive.

        We face intense competition in the semiconductor memory market from a number of companies, including Elpida Memory, Inc.; Hynix Semiconductor Inc.; Qimonda AG ADS; Samsung Electronics Co., Ltd.; SanDisk Corporation; Toshiba Corporation and from emerging companies in Taiwan and China, who have announced plans to significantly expand the scale of their operations. Some of our competitors are large corporations or conglomerates that may have greater resources to withstand downturns in the semiconductor markets in which we compete, invest in technology and capitalize on growth opportunities. Our competitors seek to increase silicon capacity, improve yields, reduce die size and minimize mask levels in their product designs. These factors have significantly increased worldwide supply and put downward pressure on prices.

        We face competition in the image sensor market from a number of suppliers of CMOS image sensors including MagnaChip Semiconductor Ltd.; OmniVision Technologies, Inc.; Samsung Electronics Co., Ltd; Sony Corporation; STMicroelectronics NV; Toshiba Corporation and from a number of suppliers of CCD image sensors including Matsushita Electric Industrial Co., Ltd.; Sharp Corporation and Sony Corporation. In recent periods, a number of new companies have entered the CMOS image sensor market. Competitors include many large domestic and international companies that have greater presence in key markets, better access to certain customer bases, greater name recognition and more established strategic and financial relationships than the Company.

    We may have difficulty integrating the operations of Lexar.

        If we are unable to successfully combine and integrate the Lexar operations, we may not be able to realize many of the anticipated benefits of the merger, which could harm our results of operations. In order to realize the benefits of the merger, we will need to timely integrate the technology, operations, and personnel of Lexar. Integrating the two companies will be a complex, time-consuming and expensive process that, even with proper planning and implementation, could significantly disrupt the businesses of Micron and Lexar. The challenges involved in this integration include: combining product and service offerings, optimizing inventory management over a broader distribution chain, and preserving customer, supplier and other important relationships of both Micron and Lexar. If we are not able to successfully integrate our operations with those of Lexar, our results of operations could be materially adversely affected.

    Our internal control over financial reporting could be adversely affected by material weaknesses in Lexar's internal controls.

        In Lexar's Annual Report on Form 10-K for the period ended December 31, 2005, and its Quarterly Report on Form 10-Q for the period ended March 31, 2006, Lexar reported material weaknesses with respect to its revenue recognition controls and inventory accounting controls. These control deficiencies resulted in audit adjustments to revenues, accounts receivable, cost of product revenues, deferred revenue, sales related accruals and inventory in Lexar's 2005 consolidated financial statements. As a result of these material weaknesses, Lexar concluded in its Annual Report and Quarterly Report that its internal control over financial reporting was not effective as of the end of the periods covered by the reports. While prior to the close of the merger Lexar continued to take steps to remediate these material weaknesses, there can be no assurance that we will be able to completely remediate these material weaknesses such that we will be able to conclude that our internal control over financial reporting is effective. We began consolidating the financial results of Lexar on June 22, 2006. However, due to the timing of the acquisition, the internal control over financial reporting relating to Lexar was exempt from testing and evaluation for 2006. To the extent we do not remediate the material weaknesses, the effectiveness of our internal control over financial reporting may be adversely affected.

    Our net operating loss carryforwards may be limited as a result of the Lexar merger.

        Micron and Lexar had net operating loss carryforwards for federal income tax purposes prior to the merger and both entities had provided significant valuation allowances against the tax benefit of such losses as well as certain tax credit carryforwards. Utilization of these net operating losses and credit carryforwards are dependent upon us achieving profitable results following the Lexar merger. As a consequence of the merger, as well as earlier issuances of common stock consummated by both companies and business combinations by the Company, utilization of the tax benefits of these carryforwards are subject to limitations imposed by Section 382 of the Internal Revenue Code. The determination of the limitations is complex and requires significant judgment and analysis of past transactions. Accordingly, some portion or all of these carryforwards may not be available to offset any future taxable income.

    Our resellers receive price protections which may have an adverse affect on our gross margins.

        NAND Flash sales are made through resellers which traditionally have been provided price protection. In an environment of slower demand and abundant supply of products, price declines and channel promotions expenses are more likely to occur. Further, in this environment, high channel inventory may result in substantial price protection charges. These price protection charges have the effect of reducing gross sales and gross margin. We expect to continue to incur price protection charges for the foreseeable future due to competitive pricing pressures and, as a result, our revenues and gross margins could be adversely affected.

    Changes in foreign currency exchange rates could materially adversely affect our business, results of operations or financial condition.

        Our financial statements are prepared in accordance with U.S. GAAP and are reported in U.S. dollars. Across our multi-national operations, there are transactions and balances denominated in other currencies, primarily the euro, yen and Singapore dollar. We estimate that, based on our assets and liabilities denominated in currencies other than U.S. dollar as of March 1, 2007, a 1% change in any of the exchange rates for the euro, the yen or the Singapore dollar versus the U.S. dollar would result in foreign currency gains or losses of approximately $1 million. In the event that the U.S. dollar weakens significantly compared to the euro, yen or Singapore dollar, our results of operations or financial condition will be adversely affected.

    New product development may be unsuccessful.

        We are developing new products that complement our traditional memory products or leverage their underlying design or process technology. We have made significant investments in product and process technologies and anticipate expending significant resources for new semiconductor product development over the next several years. The process to develop NAND Flash, Imaging and certain specialty memory products requires us to demonstrate advanced functionality and performance, many times well in advance of a planned ramp of production, in order to secure design wins with our customers. There can be no assurance that our product development efforts will be successful, that we will be able to cost-effectively manufacture these new products, that we will be able to successfully market these products or that margins generated from sales of these products will recover costs of development efforts.

    An adverse determination that our products or manufacturing processes infringe the intellectual property rights of others could materially adversely affect our business, results of operations or financial condition.

        As is typical in the semiconductor and other high technology industries, from time to time, others have asserted, and may in the future assert, that our products or manufacturing processes infringe their intellectual property rights. In this regard, we are engaged in litigation with Rambus, Inc. ("Rambus") relating to certain of Rambus' patents and certain of our claims and defenses. On August 28, 2000, we filed a complaint (subsequently amended) against Rambus in the U.S. District Court for the District of Delaware seeking monetary damages and declaratory and injunctive relief. Among other things, our amended complaint alleges violation of federal antitrust laws, breach of contract, fraud, deceptive trade practices, and negligent misrepresentation. The complaint also seeks a declaratory judgment (a) that certain Rambus patents are not infringed by us, are invalid, and/or are unenforceable, (b) that we have an implied license to those patents, and (c) that Rambus is estopped from enforcing those patents against us. On February 15, 2001, Rambus filed an answer and counterclaim in Delaware denying that we are entitled to relief, alleging infringement of the eight Rambus patents named in our declaratory judgment claim, and seeking monetary damages and injunctive relief. A number of other suits are pending in Europe alleging that certain of our SDRAM and DDR SDRAM products infringe various of Rambus' country counterparts to its European patent 525 068, including: on September 1, 2000, Rambus filed suit against Micron Semiconductor (Deutschland) GmbH in the District Court of Mannheim, Germany; on September 22, 2000, Rambus filed a complaint against us and Reptronic (a distributor of our products) in the Court of First Instance of Paris, France; and on September 29, 2000, we filed suit against Rambus in the Civil Court of Milan, Italy, alleging invalidity and non-infringement. In addition, on December 29, 2000, we filed suit against Rambus in the Civil Court of Avezzano, Italy, alleging invalidity and non-infringement of the Italian counterpart to European patent 1 004 956. Additionally, other suits are pending alleging that certain of our DDR SDRAM products infringe Rambus' country counterparts to its European patent 1 022 642, including: on August 10, 2001, Rambus filed suit against us and Assitec (an electronics retailer) in the Civil Court of Pavia, Italy; and on August 14, 2001, Rambus filed suit against Micron Semiconductor (Deutschland) GmbH in the District Court of Mannheim, Germany. In the European suits against us, Rambus is seeking monetary damages and injunctive relief. Subsequent to the filing of the various European suits, the European Patent Office declared Rambus' 525 068 and 1 004 956 European patents invalid and revoked the patents. On January 13, 2006, Rambus filed a lawsuit against us in the U.S. District Court for the Northern District of California alleging infringement of eighteen Rambus patents. We also are engaged in litigation with Tadahiro Ohmi ("Ohmi"). On June 2, 2005, Ohmi filed suit against us in the U.S. District Court for the Eastern District of Texas (amended on August 31, 2005 substituting the Foundation for Advancement of International Science as the plaintiff) alleging infringement of a single Ohmi patent. We are also engaged in litigation with Mosaid Technologies, Inc. ("Mosaid"). On July 24, 2006, we filed a declaratory judgment action against Mosaid in the U.S. District Court for the Northern District of California seeking, among other things, a court determination that fourteen Mosaid patents are invalid, not enforceable, and/or not infringed. On July 25, 2006, Mosaid filed a lawsuit against us and others in the U.S. District Court for the Eastern District of Texas alleging infringement of nine Mosaid patents. On August 31, 2006, Mosaid filed an amended complaint adding two additional Mosaid patents. On October 23, 2006, the California Court dismissed our declaratory judgment suit based on lack of jurisdiction.

        Among other things, the above lawsuits pertain to certain of our SDRAM, DDR SDRAM, DDR2 SDRAM, RLDRAM, and image sensor products, which account for a significant portion of our net sales.

        A court determination that our products or manufacturing processes infringe the intellectual property rights of others could result in significant liability and/or require us to make material changes to our products and/or manufacturing processes. We are unable to predict the outcome of assertions of infringement made against us. Any of the foregoing could have a material adverse effect on our business, results of operations or financial condition.

        We have a number of patent and intellectual property license agreements. Some of these license agreements require us to make one time or periodic payments. We may need to obtain additional patent licenses or renew existing license agreements in the future. We are unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

    Allegations of anticompetitive conduct.

        On June 17, 2002, we received a grand jury subpoena from the U.S. District Court for the Northern District of California seeking information regarding an investigation by the Antitrust Division of the Department of Justice (the "DOJ") into possible antitrust violations in the "Dynamic Random Access Memory" or "DRAM" industry. We are cooperating fully and actively with the DOJ in its investigation of the DRAM industry. Our cooperation is pursuant to the terms of the DOJ's Corporate Leniency Policy, which provides that in exchange for our full, continuing and complete cooperation in the pending investigation, we will not be subject to prosecution, fines or other penalties from the DOJ.

        Subsequent to the commencement of the DOJ investigation, a number of purported class action lawsuits have been filed against us and other DRAM suppliers. Eighteen cases have been filed in various federal district courts (two of which have been dismissed) asserting claims on behalf of a purported class of individuals and entities that purchased DRAM directly from various DRAM suppliers during the period from April 1, 1999 through at least June 30, 2002. All of the cases have been transferred to the U.S. District Court for the Northern District of California for consolidated proceedings. The complaints allege price-fixing in violation of federal antitrust laws and seek treble damages sustained by purported class members, in addition to restitution, costs and attorneys' fees, as well as an injunction against the allegedly unlawful conduct. On June 5, 2006, the Court granted plaintiffs' motion to certify the proposed class of direct purchasers. On January 9, 2007, we entered into a settlement agreement with the class of direct purchasers ("Direct Purchaser Settlement"). Under terms of the Direct Purchaser Settlement, we agreed to pay $91 million and be dismissed with prejudice from the direct purchaser consolidated class-action suit. On April 18, 2007, the Direct Purchaser Settlement received final approval from the U.S. District Court for the Northern District of California, and the Company was formally dismissed from that action.

        Four cases have been filed in the U.S. District Court for the Northern District of California asserting claims on behalf of a purported class of individuals and entities that indirectly purchased DRAM and/or products containing DRAM from various DRAM suppliers during the time period from April 1, 1999 through at least June 30, 2002. The complaints allege price fixing in violation of federal antitrust laws and various state antitrust and unfair competition laws and seek treble monetary damages, restitution, costs, interest and attorneys' fees. In addition, at least sixty-two cases have been filed in various state and federal courts (five of which have been dismissed) asserting claims on behalf of a purported class of indirect purchasers of DRAM. Cases have been filed in the following states: Arkansas, Arizona, California, Florida, Hawaii, Iowa, Kansas, Massachusetts, Maine, Michigan, Minnesota, Mississippi, Montana, North Carolina, North Dakota, Nebraska, New Hampshire, New Jersey, New Mexico, Nevada, New York, Ohio, Pennsylvania, South Dakota, Tennessee, Utah, Vermont, Virginia, Wisconsin, and West Virginia, and also in the District of Columbia and Puerto Rico. The complaints purport to be on behalf of individuals and entities that indirectly purchased DRAM and/or products containing DRAM in the respective jurisdictions during various time periods ranging from 1999 through the filing date of the various complaints. The complaints allege violations of various jurisdictions' antitrust, consumer protection and/or unfair competition laws relating to the sale and pricing of DRAM products and seek treble monetary damages, restitution, costs, interest and attorneys' fees. A number of these cases have been removed to federal court and transferred to the U.S. District Court for the Northern District of California (San Francisco) for consolidated proceedings. The Direct Purchaser Settlement does not resolve these suits.

        Additionally, three cases have been filed in the following Canadian courts: Superior Court, District of Montreal, Province of Quebec; Ontario Superior Court of Justice, Ontario; and Supreme Court of British Columbia, Vancouver Registry, British Columbia. The substantive allegations in these cases are similar to those asserted in the cases filed in the United States. The Direct Purchaser Settlement does not resolve these suits.

        In addition, various states, through their Attorneys General, have filed suit against us and other DRAM manufacturers. On July 14, 2006, and on September 8, 2006 in an amended complaint, the following states filed suit in the U.S. District Court for the Northern District of California: Alaska, Arizona, Arkansas, California, Colorado, Delaware, Florida, Hawaii, Idaho, Illinois, Iowa, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Nebraska, Nevada, New Hampshire, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and the Commonwealth of the Northern Mariana Islands. The amended complaint alleges, among other things, violations of the Sherman Act, Cartwright Act, and certain other states' consumer protection and antitrust laws and seeks damages, and injunctive and other relief. Additionally, on July 13, 2006, the State of New York filed a similar suit in the U.S. District Court for the Southern District of New York. That case was subsequently transferred to the U.S. District Court for the Northern District of California for pre-trial purposes. The Direct Purchaser Settlement does not resolve these suits.

        In February and March 2007, three cases were filed against the Company and other manufacturers of DRAM in the U.S. District Court for the Northern District of California by parties that opted-out of the Direct Purchaser class action. The complaints allege, among other things, violations of federal and state antitrust and competition laws in the DRAM industry, and seek damages, injunctive relief, and other remedies. The Direct Purchaser Settlement does not resolve these suits.

        On October 11, 2006, we received a grand jury subpoena from the U.S. District Court for the Northern District of California seeking information regarding an investigation by the DOJ into possible antitrust violations in the "Static Random Access Memory" or "SRAM" industry. We believe that we are not a target of the investigation and we are cooperating with the DOJ in its investigation of the SRAM industry.

        Subsequent to the issuance of subpoenas to the SRAM industry, a number of purported class action lawsuits have been filed against us and other SRAM suppliers. Six cases have been filed in the U.S. District Court for the Northern District of California asserting claims on behalf of a purported class of individuals and entities that purchased SRAM directly from various SRAM suppliers during the period from January 1, 1998 through December 31, 2005. Additionally, at least seventy-two cases have been filed in various U.S. District Courts asserting claims on behalf of a purported class of individuals and entities that indirectly purchased SRAM and/or products containing SRAM from various SRAM suppliers during the time period from January 1, 1998 through December 31, 2005. The complaints allege price fixing in violation of federal antitrust laws and state antitrust and unfair competition laws and seek treble monetary damages, restitution, costs, interest and attorneys' fees.

        In the first calendar quarter of 2007, at least fifteen purported class action lawsuits were filed against the Company and other suppliers of flash memory products. Thirteen of these were filed in the U.S.

District Court for the Northern District of California. These cases assert claims on behalf of a purported class of individuals and entities that purchased Flash memory directly or indirectly from various Flash memory suppliers during the period from January 1, 1999 through the date the various cases were filed. The complaints generally allege price fixing in violation of federal antitrust laws and various state antitrust and unfair competition laws and seek monetary damages, restitution, costs, interest, and attorneys' fees.

        On May 5, 2004, Rambus filed a complaint in the Superior Court of the State of California (San Francisco County) against us and other DRAM suppliers. The complaint alleges various causes of action under California state law including conspiracy to restrict output and fix prices on Rambus DRAM ("RDRAM"), and unfair competition. The complaint seeks treble damages, punitive damages, attorneys' fees, costs, and a permanent injunction enjoining the defendants from the conduct alleged in the complaints.

        We are unable to predict the outcome of these lawsuits and investigations. The final resolution of these alleged violations of antitrust laws could result in significant liability and could have a material adverse effect on our business, results of operations or financial condition.

    Allegations of violations of securities laws.

        On February 24, 2006, a putative class action complaint was filed against us and certain of our officers in the U.S. District Court for the District of Idaho alleging claims under Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. Four substantially similar complaints subsequently were filed in the same Court. The cases purport to be brought on behalf of a class of purchasers of our stock during the period February 24, 2001 to February 13, 2003. The five lawsuits have been consolidated and a consolidated amended class action complaint was filed on July 24, 2006. The complaint generally alleges violations of federal securities laws based on, among other things, claimed misstatements or omissions regarding alleged illegal price-fixing conduct. The complaint seeks unspecified damages, interest, attorneys' fees, costs, and expenses.

        In addition, on March 23, 2006 a shareholder derivative action was filed in the Fourth District Court for the State of Idaho (Ada County), allegedly on behalf of and for our benefit, against certain of our current and former officers and directors. We were also named as a nominal defendant. An amended complaint was filed on August 23, 2006. The complaint is based on the same allegations of fact as in the securities class actions filed in the U.S. District Court for the District of Idaho and alleges breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and insider trading. The complaint seeks unspecified damages, restitution, disgorgement of profits, equitable and injunctive relief, attorneys' fees, costs, and expenses. The complaint is derivative in nature and does not seek monetary damages from us. However, we may be required, throughout the pendency of the action, to advance payment of legal fees and costs incurred by the defendants.

        In March 2006, following our announcement of a definitive agreement to acquire Lexar Media, Inc. ("Lexar") in a stock-for-stock merger, four purported class action complaints were filed in the Superior Court for the State of California (Alameda County) on behalf of shareholders of Lexar against Lexar and its directors. Two of the complaints also name us as a defendant. The complaints allege that the defendants breached, or aided and abetted the breach of, fiduciary duties owed to Lexar shareholders by, among other things, engaging in self-dealing, failing to engage in efforts to obtain the highest price reasonably available, and failing to properly value Lexar in connection with a merger transaction between Lexar and us. The plaintiffs seek, among other things, injunctive relief preventing, or an order of rescission reversing, the merger, compensatory damages, interest, attorneys' fees, and costs. On May 19, 2006, the plaintiffs filed a motion for preliminary injunction seeking to block the merger. On May 31, 2006, the Court denied the motion. An amended consolidated complaint was filed on October 10, 2006.

        We are unable to predict the outcome of these cases. A court determination in any of the class actions against us could result in significant liability and could have a material adverse effect on our business, results of operations or financial condition.

    Economic and political conditions may harm our business.

        Global economic conditions and the effects of military or terrorist actions may cause significant disruptions to worldwide commerce. If these disruptions result in delays or cancellations of customer orders, a decrease in corporate spending on information technology or our inability to effectively market, manufacture or ship our products. Global economic conditions may also affect consumer demand for devices that incorporate our products such as mobile phones, personal computers, flash memory cards and USB devices. As a result, our business, results of operations or financial condition could be materially adversely affected.

    We face risks associated with our international sales and operations that could materially adversely affect our business, results of operations or financial condition.

        Sales to customers outside the United States approximated 67% of our consolidated net sales for the second quarter of 2007. In addition, we have manufacturing operations in Italy, Japan, Puerto Rico and Singapore. Our international sales and operations are subject to a variety of risks, including:

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  currency exchange rate fluctuations, export and import duties, changes to import and export regulations, and restrictions on the transfer of funds, political and economic instability,

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  problems with the transportation or delivery of our products,

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  issues arising from cultural or language differences and labor unrest,

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  longer payment cycles and greater difficulty in collecting accounts receivable, and

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  compliance with trade and other laws in a variety of jurisdictions.

        These factors may materially adversely affect our business, results of operations or financial condition.

    If our manufacturing process is disrupted, our business, results of operations or financial condition could be materially adversely affected.

        We manufacture products using highly complex processes that require technologically advanced equipment and continuous modification to improve yields and performance. Difficulties in the manufacturing process or the effects from a shift in product mix can reduce yields or disrupt production and may increase our per megabit manufacturing costs. Additionally, our control over operations at our IM Flash, TECH and MP Mask joint ventures may be limited by our agreements with our partners. From time to time, we have experienced minor disruptions in our manufacturing process as a result of power outages or equipment failures. If production at a fabrication facility is disrupted for any reason, manufacturing yields may be adversely affected or we may be unable to meet our customers' requirements and they may purchase products from other suppliers. This could result in a significant increase in manufacturing costs or loss of revenues or damage to customer relationships, which could materially adversely affect our business, results of operations or financial condition.

    Disruptions in our supply of raw materials could materially adversely affect our business, results of operations or financial condition.

        Our operations require raw materials that meet exacting standards. We generally have multiple sources of supply for our raw materials. However, only a limited number of suppliers are capable of delivering certain raw materials that meet our standards. Various factors could reduce the availability of raw materials such as silicon wafers, photomasks, chemicals, gases, lead frames and molding compound.

Shortages may occur from time to time in the future. In addition, disruptions in transportation lines could delay our receipt of raw materials. Lead times for the supply of raw materials have been extended in the past. If our supply of raw materials is disrupted or our lead times extended, our business, results of operations or financial condition could be materially adversely affected.

    Products that do not meet specifications or that contain, or are perceived by our customers to contain, defects or that are otherwise incompatible with end uses could impose significant costs on us or otherwise materially adversely affect our business, results of operations or financial condition.

        Because the design and production process for semiconductor memory is highly complex, it is possible that we may produce products that do not comply with customer specifications, contain defects or are otherwise incompatible with end uses. If, despite design review, quality control and product qualification procedures, problems with nonconforming, defective or incompatible products occur after we have shipped such products, we could be adversely affected in several ways, including the following:

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  we may replace product or otherwise compensate customers for costs incurred or damages caused by defective or incompatible product, and

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  we may encounter adverse publicity, which could cause a decrease in sales of our products.

    We expect to make future acquisitions where advisable, which involve numerous risks.

        We expect to make future acquisitions where we believe it is advisable to enhance shareholder value. Acquisitions involve numerous risks, including:

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  difficulties in integrating the operations, technologies and products of the acquired companies,

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  increasing capital expenditures to upgrade and maintain facilities,

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  increasing debt to finance any acquisition,

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  diverting management's attention from normal daily operations,

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  managing larger operations and facilities and employees in separate geographic areas, and

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  hiring and retaining key employees.

        Mergers and acquisitions of high-technology companies are inherently risky, and future acquisitions may not be successful and may materially adversely affect our business, results of operations or financial condition.

Risks Related to Our Common Stock

    Sales of a significant amount of our common stock in the public market could reduce our stock price and impair our ability to raise funds in new stock offerings.

        We have approximately 756 million shares of common stock outstanding as of May 15, 2007. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity and equity-related securities in the future at a time and at a price that we consider appropriate.

    Our stock price is subject to significant volatility.

        Since May 14, 2006, until the present, the closing price per share of our common stock has ranged from a high of $18.57 per share to a low of $10.95 per share. Our stock price has been and may continue to be subject to significant volatility due to the factors described above and other risks and uncertainties described or incorporated by reference herein. The price of our common stock may also fluctuate due to conditions in the technology industry or in the financial markets generally, especially with respect to the outlook or perceived trends of average selling prices in the semiconductor memory products industry generally or the average selling prices for our semiconductor memory products in particular. These conditions, especially average selling prices, in our industry are subject to rapid change. To the extent financial analysts that cover us and our industry do not update their research and estimates of results on a timely basis that accurately reflects the impact of changes, the volatility of our stock price may be exacerbated.

    Our certificate of incorporation, bylaws and Delaware law contain provisions that could discourage a takeover.

        Our certificate of incorporation and Delaware law contain provisions which may make it more difficult for a third party to acquire us, including provisions that give the Board of Directors the power to issue shares of preferred stock. We have also chosen to be subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prevents a stockholder of more than 15% of a company's voting stock from entering into business combinations set forth under Section 203 with that company.

Risks Relating to the Notes

    The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

        The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. The notes will rank equally with all our existing and future senior debt and senior to all our future subordinated debt. The notes will rank junior to all our existing and future senior secured debt to the extent of the collateral securing such debt and will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of March 1, 2007, we had:

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  $219 million of senior unsecured indebtedness outstanding equal in right of payment to the notes;

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  $423 million of senior secured indebtedness outstanding senior in right of payment to the notes to the extent of the collateral securing such indebtedness; and

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  no subordinated indebtedness.

        Our subsidiaries had $186 million of indebtedness secured by our subsidiaries' collateral and guaranteed by us on an unsecured basis. This indebtedness of our subsidiaries is included in the $219 million of senior unsecured indebtedness because of our guarantee of such indebtedness. In addition, our subsidiaries had unsecured liabilities (including trade and other payables but excluding intercompany indebtedness) outstanding in an amount of $1,167 million. Both the secured and unsecured indebtedness of our subsidiaries is structurally senior to the notes. The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities. Our subsidiaries will not guarantee any of our obligations under the notes.

        We expect from time to time to incur additional indebtedness and other liabilities and to refinance our existing indebtedness. The indenture pursuant to which the notes are issued does not limit the amount of indebtedness that we or any of our subsidiaries may incur. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See "Description of Notes—General."

        None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary's creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries' ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

    An active trading market for the notes may not develop.

        The notes are a new issue of securities for which there is currently no trading market, and an active trading market might never develop. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility in the price of our shares of common stock, our performance and other factors.

        We have no plans to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, and without notice. If the underwriters cease to act as market makers for the notes, we cannot assure you that another firm or person will make a market in the notes.

        Even if a trading market for the notes develops, it may not be liquid. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

    Fluctuations in the price of our common stock may prevent you from being able to convert the notes, may impact the price of the notes and may make the notes more difficult to resell.

        The ability of holders of the notes to convert the notes prior to the three-month period immediately preceding the maturity date for such notes is conditioned on the closing price of our common stock reaching and maintaining a closing price no less than a specified threshold for a given period of time, the trading price of the notes falling below a certain level or the occurrence of specified corporate events, such as a change in control or a termination of trading. If the closing price threshold for conversion of the notes is satisfied at the end of a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied, the trading price of the notes does not fall below the relevant threshold and none of the specified distributions or corporate events that would permit a holder to convert notes occurs, holders would not be able to convert notes except during the three-month period prior to the maturity date of the notes.

        Because the notes may be convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and/or the value of the consideration payable upon the conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

    The limited protections in the indenture and notes against certain types of important corporate events may not protect your investment.

        The indenture for the notes does not:

  •
  require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity;

  •
  protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

  •
  limit our subsidiaries' ability to incur indebtedness, which would effectively rank senior to the notes;

  •
  limit our ability to incur secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

  •
  limit our ability to incur indebtedness that is equal in right of payment to the notes;

  •
  restrict our subsidiaries' ability to issue securities or incur liabilities that would be structurally senior to our indebtedness;

  •
  restrict our ability to repurchase or prepay our securities; or

  •
  restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

        Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock, but would not constitute a "change in control" that permits holders to require us to repurchase their notes. For these reasons, you should not consider the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

    Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

        Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. Under the notes, if we elect to settle all or any portion of our conversion obligation in cash (other than solely cash in lieu of any fractional shares) or if we irrevocably elect net share settlement upon conversion, the amount of consideration that you will receive upon conversion of your notes is in part determined by reference to the volume weighted average prices of our common stock for each trading day in a 20-trading day period. As described under "Description of Notes—Conversion Rights," this period will occur after the date on which your notes are surrendered for conversion for all notes surrendered for conversion prior to the 24th scheduled trading day prior to maturity. Accordingly, if the price of our common stock decreases during this period, the amount of consideration you receive will be adversely affected. You may be similarly affected by conversions on or after the 24th scheduled trading day prior to maturity. In addition, if we elect to settle a portion, but less than all, of our conversion obligation in cash (other than solely cash in lieu of any fractional shares) or if we irrevocably elect net share settlement upon conversion, and the market price of our common stock at the end of such 20-trading day period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares you will receive.

    The conversion rate for the notes may not be adjusted for all dilutive events that may occur.

        The conversion rate for the notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on shares of our common stock, the issuance of certain rights or warrants, subdivisions or combinations of shares of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain issuer tender or exchange offers as described under "Description of Notes—Adjustment to Conversion Rate." Such conversion rates will not be adjusted for other events, such as stock issuances for cash or third-party tender offers, that may adversely affect the trading price of the notes or any common stock. See "Description of Notes—Adjustment to Conversion Rate." We are not restricted from issuing additional common stock during the life of the notes and have no obligation to consider the interests of holders of the notes in deciding whether to issue common stock. We also may be restricted from increasing the conversion rate beyond a specified maximum of            shares per $1,000 principal amount of the notes, subject to adjustment in the same manner as described above. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

    The adjustment to the conversion rate for notes converted in connection with a make-whole change in control may not adequately compensate you for any lost option value of your notes as a result of such transaction.

        If a make-whole change in control (as defined in "Description of Notes—Adjustments To Conversion Rate—Adjustments to Conversion Rate Upon a Make-Whole Change in Control") occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole change in control. The increase in the conversion rate will be determined based on the date on which the make-whole change in control becomes effective and the price paid per share of our common stock in the make-whole change in control (in the case of a make-whole change in control described in the second bullet of the definition of change in control in which holders of our common stock receive only cash), or in the case of any other make-whole change in control, the average of the closing prices per share of our common stock over the five trading day period ending on the trading day preceding the effective date of such other make-whole change in control, as described below under "Description of Notes—Adjustments To Conversion Rate—Adjustments to Conversion Rate Upon a Make-Whole Change in Control." The adjustment to the conversion rate for notes converted in connection with a make-whole change in control may not adequately compensate you for any lost option value with respect to your notes as a result of such make-whole change in control. In addition, if the price of our common stock used to determine the adjustment upon a make-whole change in control is greater than $            per share or less than $            per share (each such price, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed            per $1,000 principal amount of the notes, subject to adjustments in the same manner as the conversion rate as set forth under "Description of Notes—Adjustment to Conversion Rate." In addition, our obligation to increase the conversion rate in connection with any such make-whole change in control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

    Because your right to require our repurchase of the notes is limited, the market prices of the notes may decline if we enter into a transaction that is not a change in control under the indenture.

        The term "change in control" is limited and may not include every event that might cause the market prices of the notes to decline or result in a downgrade of the credit rating of the notes. Our obligation to repurchase the notes upon a change in control may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See "Description of Notes—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading."

    If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

        If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes to our common stock that might be adopted by the holders of our common stock to curtail or eliminate any of the powers, preferences or special rights of our common stock, or impose new restrictions or qualifications upon our common stock. You will not be entitled to any rights as a holder of our common stock until the close of business on the conversion date (if we deliver solely shares of our common stock in respect of our conversion obligation, other than cash in lieu of fractional shares) or the close of business on the last trading day of the relevant cash settlement averaging period (if we deliver cash in respect of any portion of our conversion obligation (other than solely cash in lieu of any fractional shares) or if we have irrevocably elected net share settlement upon conversion). For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of any common stock upon conversion of your notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

    We may not be able to raise the funds necessary to repay the notes when due, finance a change in control or termination of trading repurchase or to make the payments due upon conversion.

        At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, upon the occurrence of a change in control or termination of trading, holders of notes may require us to repurchase their notes. Furthermore, unless we elect to deliver solely shares of our common stock upon conversion of the notes, other than cash in lieu of fractional shares, we will be required to make cash payments to holders on conversion thereof. However, it is possible that we would not have sufficient funds to repay the notes at maturity, to make the required repurchase of the notes or to make cash payments on conversion. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change in control under the indenture. See "Description of Notes—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading."

    The change in control or termination of trading repurchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

        The terms of the notes require us to repurchase the notes for cash in the event of a change in control or termination of trading. A takeover of our company would trigger an option of the holder of the notes to require us to repurchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the notes.

    You should consider the U.S. federal income tax consequences of owning the notes.

        The U.S. federal income tax consequences of the conversion of a note into a combination of cash and our common stock is uncertain and, accordingly, you are urged to consult your tax advisors with respect thereto. A discussion of the U.S. federal income tax consequences of ownership of the notes is contained in this offering memorandum under the heading "Material U.S. Federal Income Tax Considerations."

        You may be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable dividend distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. For non-U.S. holders (as defined below under "Material U.S. Federal Income Tax Considerations"), this deemed distribution may be subject to U.S. federal withholding tax.

    Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes, or may otherwise depress the price of our common stock.

        The conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

    The capped call transactions may affect the value of the notes and our common stock.

        In connection with this offering of notes, we plan to enter into one or more capped call transactions with one or more counterparties, which may include some of the underwriters and/or their affiliates (the "counterparties"). We intend to use a portion of the proceeds of this offering to pay the cost of the capped call transactions. We estimate that the cost of the capped call transactions will be approximately $132 million. If the underwriters exercise their option to purchase additional notes to cover overallotments, we will use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call with respect to the shares initially issuable upon conversion of the additional notes.

        The capped call transactions are expected to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock, as measured under the terms of the capped call transactions, at the time of exercise is greater than the strike price of the capped call transactions, which correspond to the initial conversion price of the notes and are subject to certain anti-dilutive adjustments. If, however, the market value per share of our common stock exceeds the cap price of the capped transactions, as measured under the terms of the capped call transactions, the dilution mitigation under the capped call transactions will be limited, which means that there would be dilution to the extent that the then market value per share of our common stock exceeds the cap price of the capped call transactions. The capped call transactions are expected to be in three tranches with cap prices ranging from approximately 50% to 100% higher than the closing price of our common stock on the date hereof, and will be subject to certain anti-dilutive adjustments.

        In connection with establishing their initial hedge of these capped call transactions, we expect that the counterparties described (and/or their affiliates) above:

  •
  may enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes; and

  •
  may enter into or unwind various over-the-counter derivatives and/or purchase our common stock in secondary market transactions following the pricing of the notes.

        These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes.

        In addition, we expect that the counterparties described above may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so during any conversion period related to conversion of the notes). The effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes, and as a result, the value you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

        We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of the notes or the shares of our common stock. In addition, we do not make any representation that the counterparties will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        We will agree to indemnify the option counterparty, or any of its affiliates, for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances, and in other limited circumstances. See "Capped Call Transactions."

USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting the underwriters' discounts and estimated offering expenses payable by us of approximately $19 million, will be approximately $1,081 million (or approximately $1,242 million if the underwriters exercise their overallotment option in full).

        We intend to use a portion of the net proceeds of this offering to pay the cost of capped call transactions that we will enter into with one or more counterparties, which may include certain of the underwriters and/or their affiliates. We estimate that the cost of the capped call transactions will be approximately $132 million. If the underwriters exercise their option to purchase additional notes to cover overallotments, we will use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call with respect to the shares initially issuable upon conversion of the additional notes. The remaining net proceeds from this offering of approximately $949 million will be used for general corporate purposes, including working capital and capital expenditures.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the New York Stock Exchange under the symbol "MU." The following table sets forth, for the periods indicated, the high and low closing sales prices for our common stock as reported by Bloomberg, L.P.

	High	Low
Fiscal year ended September 1, 2005
First Quarter	$12.76	$11.08
Second Quarter	12.35	10.06
Third Quarter	11.07	9.41
Fourth Quarter.	12.22	10.17
Fiscal year ended August 31, 2006
First Quarter	$14.67	$11.67
Second Quarter	16.99	13.13
Third Quarter	17.40	14.43
Fourth Quarter	17.52	14.15
Fiscal year ended August 30, 2007
First Quarter	$18.57	$13.57
Second Quarter	14.93	11.86
Third Quarter (through May 15, 2007)	12.36	10.95

        As of May 15, 2007, there were approximately 3,437 registered holders of record of our common stock. A substantially greater number of holders of our common stock are "street name" or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

        The last reported sale price of our common stock on the New York Stock Exchange on May 15, 2007 was $12.07.

DIVIDEND POLICY

        We have not paid cash dividends since 1996. We do not intend to pay cash dividends on our common stock for the foreseeable future.

CAPITALIZATION

        The following table sets forth our cash, cash equivalents, short-term investments and capitalization as of March 1, 2007:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the sale of the notes (assuming the underwriters' overallotment option is not exercised), and the application of the estimated net proceeds therefrom as described in "Use of Proceeds" (including the estimated cost of entering into the capped call transactions).

        You should read this table in conjunction with "Use of Proceeds" as well as our "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements, including the related notes, incorporated by reference into this prospectus supplement and the accompanying prospectus from our annual report on Form 10-K for the fiscal year ended August 30, 2006 and our quarterly report on Form 10-Q for the quarters ended November 30, 2006 and March 1, 2007.

	March 1, 2007
	Actual	As Adjusted
	(In millions)
Cash, cash equivalents and short-term investments	$2,193	$3,142

Current portion of long term debt and capital lease obligations	$183	$183

Long term debt and capital lease obligations, excluding current portion	$639	$639
% convertible senior notes due 2014	—	1,100

Total long term debt	639	1,739
Noncontrolling interests in subsidiaries	2,283	2,283
Shareholders' equity:
Common stock, par value $.10 per share, 3.0 billion shares authorized; 755.8 million shares issued and outstanding(1)	76	76
Additional capital	6,628	6,496
Retained earnings	1,548	1,548
Accumulated other comprehensive income (loss)	(3)	(3)

Total shareholders' equity	8,249	8,117

Total capitalization	$11,354	$12,322

(1)
Outstanding common stock does not include (i) 182.7 million shares of common stock reserved for issuance under our stock option plans, under which options to purchase 128.3 million shares were outstanding as of March 1, 2007, at a weighted average exercise price of $19.60 per share, (ii) 2.4 million shares reserved for issuance under our Employee Stock Purchase Plan, (iii) 0.4 million shares of common stock reserved for issuance under our Non-Employee Directors Stock Incentive Plan, (iv) 29.1 million shares of common stock issuable upon the exercise of warrants to purchase shares of our common stock currently outstanding, (v) 16.9 million shares of common stock issuable upon exchange of stock rights held by Intel Corporation and (vi) shares of common stock issuable upon conversion of the notes offered hereby.

DESCRIPTION OF NOTES

        We will issue the notes under an indenture to be dated as of May     , 2007, by and between us and Wells Fargo Bank, National Association, as trustee. As used in this description of notes, the words "we," "us," "our" or Micron refer only to Micron Technology, Inc., a Delaware corporation, and do not include any of our current or future subsidiaries. We have summarized below the material provisions of the indenture and the notes. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. Copies of the indenture, including forms of the notes, are available upon request to us. See "Where You Can Find Additional Information."

General

        We are offering $1,100,000,000 aggregate principal amount of our    % Convertible Senior Notes due June 1, 2014 (or $1,265,000,000 if the underwriters exercise their over-allotment option in full), which we refer to as the "notes." The notes will mature on June 1, 2014, subject to earlier conversion or repurchase. The notes will be issued in denominations of $1,000 or in integral multiples of $1,000 in excess thereof. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose.

        The notes will be our general, senior, unsecured obligations and will be effectively subordinated to all of our existing and future secured debt, to the extent of the assets securing such debt, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. The notes will rank equally with all our existing and future senior debt and senior to all our future subordinated debt. The notes will rank junior to all our existing and future senior secured debt to the extent of the collateral securing such debt and will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of March 1, 2007, we had:

  •
  $219 million of senior unsecured indebtedness outstanding equal in right of payment to the notes;

  •
  $423 million of senior secured indebtedness outstanding senior in right of payment to the notes to the extent of the collateral securing such indebtedness; and

  •
  no subordinated indebtedness.

        Our subsidiaries had $186 million of indebtedness secured by our subsidiaries' collateral and guaranteed by us on an unsecured basis. This indebtedness of our subsidiaries is included in the $219 million of senior unsecured indebtedness because of our guarantee of such indebtedness. In addition, our subsidiaries had unsecured liabilities (including trade and other payables but excluding intercompany indebtedness) outstanding in an amount of $1,167 million. Both the secured and unsecured indebtedness of our subsidiaries is structurally senior to the notes. The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities. Our subsidiaries will not guarantee any of our obligations under the notes.

        We expect from time to time to incur additional indebtedness and other liabilities and to refinance our existing indebtedness. The indenture pursuant to which the notes are issued does not limit the amount of indebtedness that we or any of our subsidiaries may incur.

        The notes bear interest at the rate of    % per year. Interest on the notes will accrue from May     , 2007, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2007, to holders of record at the close of business on the May 15 or the November 15 immediately preceding such interest payment date. Each payment of interest on the notes will include interest accrued for the period commencing on, and including, the immediately preceding interest payment date (or, if none, May     , 2007) through the day before the applicable interest payment date (or the applicable repurchase date).

Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A "business day" is any weekday that is not a day on which banking institutions in The City of New York, The City of Boise or place of payment are authorized or obligated to close. Interest will cease to accrue on a note upon its maturity, conversion, redemption or repurchase by us at the option of a holder upon a change in control (as defined below) or a termination of trading (as defined below).

        Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

        We may at any time, to the extent permitted by applicable law, purchase the notes in the open market or by tender at any price or by private agreement.

Conversion Rights

  General

        Holders may convert their notes into the consideration described below under "—Settlement Elections" prior to the close of business on the business day immediately preceding the maturity date for the notes based on an initial conversion rate of            shares of our common stock, par value $0.10 per share ("common stock"), per $1,000 principal amount of notes (equivalent to an initial conversion price (as defined below) of approximately $        per share of common stock), only if the conditions for conversion described below are satisfied.

        Holders may convert their notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000. In connection with each such conversion, we may elect to deliver shares of our common stock, cash or a combination thereof in respect of our conversion obligation. As described under "—Irrevocable Election of Net Share Settlement," we may make an irrevocable election as to the form of consideration that we will be required to deliver in respect of all future conversions. Any such election will provide for the delivery of cash up to the aggregate principal amount of notes to be converted, and shares of our common stock, cash or a combination thereof in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted. We refer to this settlement method following such an irrevocable election as "net share settlement."

        If a holder has submitted its notes for repurchase upon a change in control or a termination of trading, such holder may thereafter convert its notes only if it has previously withdrawn its repurchase election in accordance with the terms of the indenture.

        Upon conversion of notes, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the closing price of our common stock on the trading day prior to the applicable conversion date (if we deliver solely shares of our common stock to satisfy our conversion obligation, other than cash in lieu of fractional shares) or the closing price of our common stock on the last trading day of the relevant cash settlement averaging period (if we deliver cash to satisfy a portion, but less than all, of our conversion obligation, other than solely cash in lieu of any fractional shares, or if we have irrevocably elected net share settlement upon conversion). Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, cash or a combination of cash and shares of our common stock, as the case may be, together with any cash in lieu of fractional shares, will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the note; and

  •
  accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made (1) if we have a specified a redemption date that is after a record date but on or prior to the next succeeding interest payment date, (2) if we have specified a repurchase date that is after a record date but on or prior to the next succeeding interest payment date, (3) with respect to any notes converted after the record date immediately preceding the maturity date of the notes or (4) to the extent of any overdue interest that exists at the time of conversion with respect to such note.

        Upon determining that the holders are entitled to convert their notes in accordance with the provisions described below, we will promptly (i) issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information or (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC.

  Conversion Based on Redemption

        A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a repurchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

  Conversion Based on Common Stock Price

        Holders may surrender notes for conversion in any calendar quarter commencing at any time after August 30, 2007, and only during such calendar quarter, if the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the then applicable conversion price for the notes per share of common stock on the last day of such preceding calendar quarter, which we refer to as the "conversion trigger price."

        The "closing price" of our common stock or any other security on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock or such other security is traded. If our common stock or such other security is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the "closing price" will be the last quoted bid price for our common stock or such other security in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock or such other security is not so quoted, the closing price will be the average of the mid-point of the last bid and ask prices for our common stock or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The closing price will be determined without reference to extended or after hours trading.

        The conversion trigger price immediately following issuance of the notes will be $        , which is 130% of the initial conversion price for such notes per share of common stock. The foregoing conversion trigger price is subject to adjustment for the same events that would require an adjustment to the conversion rate.

        We will determine at the beginning of each calendar quarter commencing at any time after August 30, 2007 (through the calendar quarter ending February 28, 2014) whether the notes are convertible as a result of the price of our common stock and notify the conversion agent and the trustee.

  Conversion Upon Satisfaction of Trading Price Condition

        A holder may surrender notes for conversion during the five business day period after any five consecutive trading day period, or the measurement period, in which the "trading price" per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the closing price of our common stock on such trading day and the then applicable conversion rate for the notes for such date, subject to compliance with the procedures and conditions described below concerning the trustee's obligation to make a trading price determination.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5.0 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent U.S. nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of notes from a U.S. nationally recognized securities dealer, then the trading price per $1,000 principal amount of relevant notes will be deemed to be less than 98% of the product of the "closing price" of our common stock and the then applicable conversion rate for the notes.

        In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate for such notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing price of our common stock and the then applicable conversion rate for the notes. If we do not, when we are obligated to, make a request to the trustee to determine the trading price of the notes, or if we make such request to the trustee and the trustee does not or cannot make such determination, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the "closing price" of our common stock and the then applicable conversion rate for the notes.

        If the trading price condition has been met, we shall so notify the holders of the notes. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the closing price of our common stock and the then applicable conversion rate for the notes, we shall so notify holders of the notes.

  Conversion Upon Occurrence of Specified Corporate Events

        If we elect to distribute to all holders of our common stock:

  •
  rights, options or warrants entitling them to subscribe for or purchase our common stock, for a period expiring within 60 days of the record date for such distribution, at less than the average of the closing prices of our common stock for the five consecutive trading days ending on the date immediately preceding the public announcement of such distribution, or

  •
  cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (i) and (ii) of the second paragraph under "—Adjustment to Conversion Rate—General"), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 15% of the average of the closing prices of our common stock for the five consecutive trading days ending on the date immediately preceding the first public announcement of such distribution, we must notify the holders of the notes at least 35 business days prior to the ex-date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-date or our announcement that such distribution will not take place, even if the notes are not convertible at that time.

        No adjustment to the ability of the holders to convert will be made if the holders are entitled to participate (as a result of holding the notes, and at the same time as common stock holders participate) in such transaction as if such holders of the notes held a number shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

        In addition, if a termination of trading, a change in control or a make-whole change in control that does not constitute a change in control occurs, or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after, in the case of a termination of trading, the earlier of the date the applicable securities exchange announces that a termination of trading will occur or the effective date of such termination of trading and, in the case of a change in control or make-whole change in control or other transaction described above, the date which is 35 business days prior to the anticipated effective time of the transaction until, in the case of a change in control or in the case of a termination of trading, until the related repurchase date (as defined below) and, in the case of a make-whole change in control that does not constitute a change in control or another transaction described above, 35 trading days after the actual date of such transaction. We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 35 business days prior to the anticipated effective date of such transaction in the case of a change in control or a make-whole change in control and the earlier of the day immediately following the date the applicable securities exchange announces that a termination of trading will occur or the effective date of a termination of trading in the case of a termination of trading.

        In the case of any make-whole change in control, (i) the conversion rate will be adjusted as set forth below under "—Adjustment to Conversion Rate—Adjustment to Conversion Rate Upon a Make-Whole Change in Control" for conversions in connection with such make-whole change in control and (ii) if such make-whole change in control also constitutes a change in control, the holder can require us to repurchase all or a portion of its notes as described under "—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading."

  Conversion During Three Months Prior to Maturity

        Notwithstanding anything herein to the contrary, holders may surrender their notes for conversion at any time on or after March 1, 2014 until the close of business on the business day immediately preceding the maturity date for the notes.

  Conversion Procedures

        To convert its note into shares of our common stock, cash or a combination of cash and shares of our common stock, as the case may be, a holder must:

  •
  complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the "conversion date" under the indenture. If a holder holds a beneficial interest in a global note, to convert such holder must comply with the last two requirements listed above and comply with DTC's procedures for converting a beneficial interest in a global note. A holder receiving shares of our common stock upon conversion will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the close of business on the conversion date (if we deliver solely shares of our common stock in respect of our conversion obligation, other than cash in lieu of fractional shares) or the close of business on the last trading day of the cash settlement averaging period (if we deliver cash in respect of any portion of our conversion obligation, other than solely cash in lieu of any fractional shares, or if we have irrevocably elected net share settlement upon conversion).

  Settlement Elections

        In lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of notes, we may elect to deliver cash or a combination of cash and shares of our common stock in satisfaction of our conversion obligation.

        We will inform the holders through the trustee of the method we choose to satisfy our obligation upon conversion (and the specified cash amount (as defined below), if applicable), as follows:

  •
  in respect of notes to be converted during the period on or after the 24th scheduled trading day immediately preceding the maturity date for such notes, no later than the 25th scheduled trading day prior to the maturity date for such notes; and

  •
  in all other cases, no later than two trading days following the applicable conversion date.

        If we do not give any notice within the time periods described as to how we intend to settle, and we have not made an irrevocable net share settlement election, we will satisfy our conversion obligation only in shares of our common stock (except for any cash in lieu of fractional shares).

  Irrevocable Election of Net Share Settlement

        At any time on or prior to the 30th scheduled trading day prior to the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the notes to be converted after the date of such election by delivering cash up to the aggregate principal amount of notes to be converted, and shares of our common stock, cash or a combination thereof in respect of the remainder, if any, of our conversion obligation. We refer to this election as a net share settlement election, which will be in our sole discretion without the consent of the holders of notes. Future agreements with lenders or other third parties may prohibit us from delivering cash to satisfy our conversion obligation under the notes. If delivering cash to settle our conversion obligation violates the provisions of, or causes a default under, our agreements with lenders or other third parties, we will not exercise our option to deliver cash unless a waiver is obtained.

        Upon making such election, we will promptly (i) use our reasonable efforts to post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC.

  Cash Settlement Notices

        If we choose to satisfy any portion of our conversion obligation in cash, other than solely cash in lieu of any fractional shares, or if we have irrevocably elected net share settlement upon conversion, we will notify holders as described above of the amount to be satisfied in cash as a fixed dollar amount per $1,000 principal amount of notes (the "specified cash amount"). If we have previously irrevocably elected net share settlement upon conversion as described below, the specified cash amount must be at least $1,000. If we have made an irrevocable net share settlement election, and we fail to timely notify converting holders of the specified cash amount, the specified cash amount will be deemed to be $1,000.

        We will treat all holders with the same cash settlement averaging period in the same manner. We will not, however, have any obligation to settle our conversion obligations arising with respect to different cash settlement averaging periods in the same manner. That is, we may choose with respect to one cash settlement averaging period to settle in shares of our common stock only and choose with respect to another cash settlement averaging period to settle in cash or a combination of cash and shares of our common stock.

  Settlement Upon Conversion

        If we elect to settle a conversion of notes only in shares of our common stock, such settlement will occur as soon as practicable after we notify holders that we have chosen this method of settlement, but in any event within three business days of the relevant conversion date.

        Settlements made entirely or partially in cash (other than cash in lieu of fractional shares) will occur on the third business day following the final trading day of the cash settlement averaging period (as defined below).

        The amount of cash and/or number of shares of common stock, as the case may be, due upon conversion will be determined as follows:

          (1)   If we elect to satisfy the entire conversion obligation in common stock, we will deliver to the holder a number of shares of our common stock equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) 1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date (provided that we will deliver cash in lieu of fractional shares as described above).

          (2)   If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder, for each $1,000 principal amount of notes, cash in an amount equal to the conversion value (as defined below).

          (3)   If we elect to satisfy the conversion obligation in a combination of cash and common stock or if we have made an irrevocable net share settlement election, we will deliver to the holder, for each $1,000 principal amount of notes:

    •
    cash in an amount equal to the lesser of (A) the specified cash amount (which will be at least $1,000 if we have made an irrevocable net share settlement election) and (B) the conversion value; and

    •
    if the conversion value is greater than the specified cash amount, a number of shares of our common stock equal to the sum of the daily share amounts (as defined below) for each of the twenty trading days in the cash settlement averaging period, plus cash in lieu of any fractional shares as described above.

        The "conversion value" means the product of (1) the conversion rate, multiplied by (2) the average of the volume weighted average price (as defined below) per share of our common stock on each of the trading days during the cash settlement averaging period.

        The "volume weighted average price" per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page MU.N<equity>VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

        The "cash settlement averaging period" means:

  •
  with respect to any conversion date occurring on or after the 24th scheduled trading day immediately preceding the maturity date, the 20 consecutive trading day period ending on, and including, the third scheduled trading day immediately preceding the maturity date;

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  in all other cases, the 20 consecutive trading day period beginning on, and including, the third trading day immediately following the relevant conversion date.

        The "daily share amount" means, for each trading day of the cash settlement averaging period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined pursuant to the following formula:

volume weighted average price per share of our common stock on such trading day	×	conversion rate in effect on the conversion date		-	Specified cash amount

volume weighted average price per share of our common stock on such trading day			×	20

        In calculating the daily share amount, the conversion rate on any day shall be appropriately adjusted to take into account the occurrence on or before such trading day of any event which would require an adjustment to the conversion rate as set forth above under "—Adjustment to the Conversion Rate—General."

        "Trading day" means, with respect to our common stock or any other security, a day during which (i) trading in our common stock or such other security generally occurs, (ii) there is no market disruption event (as defined below) and (iii) a closing price for our common stock or such other security (other than a closing price referred to in the next to last sentence of such definition) is available for such day; provided that if our common stock or such other security is not admitted for trading or quotation on or by any exchange, bureau or other organization, "trading day" will mean any business day.

        "Market disruption event" means, with respect to our common stock or any other security, the occurrence or existence for more than one-half hour period in the aggregate on any scheduled trading day for our common stock or such other security of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or such other security or in any options, contracts or future contracts relating to our common stock or such other security, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

Adjustment To Conversion Rate

  General

        The conversion rate on the notes will not be adjusted for accrued interest.

        We will adjust the conversion rate on the notes if any of the following events occur:

            (i)  We issue dividends or distributions on shares of our common stock payable in shares of common stock.

           (ii)  We subdivide, combine or reclassify shares of our common stock.

          (iii)  We distribute to all holders of shares of our common stock rights, options or warrants to purchase shares of our common stock for a period expiring within 60 days after the record date for such distribution at less than the average of the closing prices for the five consecutive trading days immediately preceding the public announcement of such distribution.

          (iv)  We distribute to all holders of shares of our common stock our capital stock, assets (including shares of any subsidiary or business unit of ours) or debt securities or certain rights to purchase our securities (excluding (1) any dividends or distributions described in clause (i) above, (2) any rights, options or warrants described in clause (iii) above and (3) any dividends or other distributions described in clause (v) below), in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

    •
    the numerator of which will be the current market price (as defined below) of our common stock, and

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    the denominator of which will be the current market price of our common stock, minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights so distributed applicable to one share of our common stock.

Notwithstanding anything to the contrary in this clause (iv), if we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing price of those securities (where such closing prices are available) for the ten trading days commencing on, and including, the fifth trading day after the ex-date (as defined below) for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

           (v)  We distribute dividends or other distributions paid entirely in cash to all or substantially all holders of our common stock, other than (1) distributions described in clause (vi) below or (2) any dividend or distribution in connection with our liquidation, dissolution or winding up, in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

    •
    the numerator of which will be the current market price of our common stock, and

    •
    the denominator of which will be the current market price of our common stock, minus the amount per share of such dividend or distribution.

          (vi)  We or any of our subsidiaries distribute cash or other consideration in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing price of our common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

    •
    the numerator of which will be the sum of (1) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (2) the product of the number of shares of our common stock outstanding, less any such purchased shares, and the closing price of our common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, and

    •
    the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

        We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution.

        "Current market price" of our common stock on any day means the average of the closing prices of our common stock for each of the five consecutive trading days ending on the earlier of the day in question and the day before the "ex-date" with respect to the distribution requiring such computation.

        "Ex-date" means, with regard to any distribution on our common stock, the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such distribution.

        If we elect to make a distribution described in clause (iii), (iv) or (v) above that has a per share value equal to more than 15% of the closing price of shares of our common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 35 business days prior to the ex-date for such distribution.

        No adjustment to the conversion rate will be made if holders of the notes participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

        To the extent that we adopt a stockholder rights plan which is in effect, upon conversion of the notes, you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, assets, debt securities or certain rights to purchase our securities as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to shares of our common stock, the rights described therein (unless such rights or warrants have separated from our common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate.

        If the conversion rate is increased, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. As a result, we may be required to pay withholding tax with respect to notes held by foreign persons.

        Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off such payments against payments of cash and deliveries of common stock on the notes. See the discussions under the headings "Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Distributions," "Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions" and "Material U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Dividends and Constructive Distributions" for more details.

        Notwithstanding anything in this section "Adjustment to Conversion Rate" to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of such conversion rate. However, we will carry forward any adjustments that are less than 1% of such conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected on each anniversary of the first issue date of the notes, upon conversion of the notes, upon required repurchases of the notes in connection with a change in control or a termination of trading and on the stated maturity of the notes. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

  Conversions After Reclassifications, Consolidations, Mergers and Certain Sales and Conveyances of Assets

        In the event of:

  •
  any reclassification of our common stock,

  •
  a consolidation, merger or combination involving us, or

  •
  a sale or conveyance to another person of all or substantially all of our assets,

in each case, in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, if a holder converts its notes on or after the effective date of any such event, subject to our right to settle all or a portion of our conversion obligation with respect to such notes in cash (other than solely cash in lieu of any fractional shares) and our right to irrevocably elect net share settlement upon conversion as described above under "—Settlement Upon Conversion", notes will be convertible into, in lieu of the shares of our common stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our common stock in the relevant event ("reference property").

        If we elect to settle all or any portion of our conversion obligation in cash (other than solely cash in lieu of fractional shares) or if we irrevocably elect net share settlement upon conversion, you will receive in connection with any conversion (1) cash in an amount equal to the portion of our conversion obligation that we have elected to settle with cash; and (2) in lieu of the shares of our common stock otherwise deliverable, if any, reference property. If we elect to settle any conversion in whole or in part by delivering cash in respect our conversion obligation (other than solely cash in lieu of fractional shares) or if we irrevocably elect net share settlement upon conversion, the amount of cash and any reference property you receive will be based on the daily share amounts of reference property and the applicable conversion rate, as described above. If we have irrevocably elected net share settlement upon conversion, the cash you receive on conversion of a note will be an amount at least equal to the principal amount to be converted or, if less, the conversion value.

        For purposes of the foregoing, if holders of our common stock have the right to elect the form of consideration received in any such reclassification, consolidation, merger, combination, sale or conveyance, then the type and amount of consideration that a holder of our common stock would have been entitled to in the applicable transaction will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock upon the occurrence of such event.

  Adjustment to Conversion Rate Upon a Make-Whole Change in Control

        If a change in control (as defined in "Description of Notes—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading" and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in the second bullet of the definition thereof, a "make-whole change in control") occurs and a holder elects to convert its notes in connection with such make-whole change in control, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of our common stock (the "make-whole shares"), as described below. A conversion of notes will be deemed for these purposes to be

"in connection with" such make-whole change in control if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole change in control up to, and including, the business day immediately prior to the related repurchase date (or, in the case of an event that would have been a change in control but for the proviso in the second bullet of the definition thereof, the 35th trading day immediately following the effective date of such make-whole change in control). Upon surrender of notes for conversion in connection with a make-whole change in control, we will have the right to deliver, in lieu of shares of our common stock, including the make-whole shares, cash or a combination of cash and shares of our common stock as described under "—Conversion Rights—Settlement Upon Conversion."

        On or before the 15th day after the occurrence of a make-whole change in control that does not also constitute a change in control, we will mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice indicating that a make-whole change in control has occurred.

        The number of make-whole shares will be determined by reference to the table below and is based on the date on which such make-whole change in control becomes effective (the "effective date") and the price paid per share of our common stock in the make-whole change in control (in the case of a make-whole change in control described in the second bullet of the definition of change in control in which holders of our common stock receive only cash), or in the case of any other make-whole change in control, the average of the closing prices per share of our common stock over the five trading day period ending on the trading day preceding the effective date of such other make-whole change in control (the "stock price").

        The stock prices set forth in the first column of the tables below will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the number of make-whole shares will be subject to adjustment in the same manner as the conversion rate as set forth above under "Adjustment To Conversion Rate—General."

        The following table sets forth the stock price and number of make-whole shares of our common stock to be added to the conversion rate per $1,000 principal amount of the notes:

Effective Date
Stock Price	May , 2007	June 1, 2008	June 1, 2009	June 1, 2010	June 1, 2011	June 1, 2012	June 1, 2013	June 1, 2014

        The exact stock prices and effective dates may not be set forth in the table above, in which case:

  •
  if the stock price is between two stock prices in the table above or the effective date is between two effective dates in the table above, the make-whole shares issued upon conversion of the notes will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock prices and/or the earlier and later effective dates, as applicable, based on a 365-day year;

  •
  if the stock price is in excess of $            per share of common stock (subject to adjustment in the same manner as the stock prices set forth in the table above), no make-whole shares will be issued upon conversion of the notes; and

  •
  if the stock price is less than $            per share of common stock (subject to adjustment in the same manner as the stock prices set forth in the table above), no make-whole shares will be issued upon conversion of the notes.

        Notwithstanding anything in this section "Adjustment to Conversion Rate Upon a Make-Whole Change in Control" to the contrary, the conversion rate of the notes shall not exceed            per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth above under "Adjustment to Conversion Rate—General."

        Our obligation to deliver the make-whole shares could be considered a penalty, in which case the enforceability of our obligation to deliver make-whole shares would be subject to general principles of reasonableness of economic remedies.

Optional Redemption

        No sinking fund is provided for the notes. We may not redeem the notes prior to June 6, 2011. On or after June 6, 2011, we may redeem for cash all or part of the notes if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

        We will give notice of redemption not less than 30 nor more than 60 days before the redemption date by mail to the trustee, the paying agent and each holder of notes. If notes are redeemed on a date that is after a record date for an interest payment and prior to the corresponding interest payment date, we will pay accrued and unpaid interest to the same person to whom we pay the principal of the notes being redeemed rather than to the holder of record on the record date. If notes are redeemed on any interest payment date, accrued and unpaid interest will be payable to holders of record on the relevant record date.

        If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption.

        In the event of any redemption in part, we shall not be required to (i) issue, register the transfer of or exchange any notes during a period beginning at the opening of business 15 days before any selection for redemption of notes and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be redeemed or (ii) register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes being redeemed in part.

Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading

        In the event of any change in control or a termination of trading, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder's notes in integral multiples of $1,000 principal amount at a price (the "repurchase price") equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date (as defined below), unless the repurchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date, and the price we are required to pay in respect of any notes subject to repurchase upon a change in control or a termination of trading will be equal to the principal amount of notes subject to repurchase. Upon a valid exercise of such an option, we will be required to repurchase the notes on a date of our choosing (such date, the "repurchase date") that is not less than 20 or more than 35 days after the date on which we notify holders of the occurrence of such change in control or termination of trading.

        On or before the 15th day after the occurrence of a change in control or termination of trading, we will mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the change in control or termination of trading, as applicable, which notice shall state, among other things, as applicable:

  •
  the events causing a change in control or termination of trading, as applicable;

  •
  the date of such change in control or termination of trading, as applicable;

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  the last date on which the repurchase right may be exercised;

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  the repurchase price;

  •
  the repurchase date;

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  the name and address of the paying agent and the conversion agent;

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  the conversion rate and any adjustments to the conversion rate;

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  that notes with respect to which a repurchase notice is given by the holder may be converted only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to exercise these rights.

        To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The required repurchase notice upon a change in control or termination of trading shall state:

  •
  if certificated notes have been issued, the certificate number of the notes (or, if a holder's notes are not certificated, such holder's notice must comply with appropriate DTC procedures);

  •
  the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

  •
  that we are to repurchase such notes pursuant to the applicable provisions of the notes.

        A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

  •
  the principal amount being withdrawn;

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  the certificate numbers of the notes being withdrawn (or, if a holder's notes are not certificated, such holder's notice must comply with appropriate DTC procedures); and

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  the principal amount, if any, of the notes that remain subject to a repurchase notice.

        Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with all necessary endorsements and compliance by the holder with all DTC procedures, as applicable, to the paying agent at any time after the delivery of such repurchase notice.

        Payment of the repurchase price for such note will be made on the later of the repurchase date or the time of delivery of such note.

        If the paying agent holds money sufficient to pay the repurchase price of the note on the repurchase date in accordance with the terms of the indenture, then, immediately on and after the repurchase date, interest on such note will cease to accrue, whether or not the note is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

        A "change in control" means the following events:

  •
  any person or group, other than Micron, its subsidiaries or any employee benefit plan of Micron or its subsidiaries, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that such person has become the beneficial owner of shares with a majority of the total voting power of all of our outstanding voting securities that are entitled to vote generally in the election of our board of directors ("voting securities"), unless such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

  •
  Micron consolidates with or merges with or into another person (other than a subsidiary of Micron) and the outstanding voting securities of Micron are reclassified into, converted for or converted into the right to receive any property or security, or Micron sells, conveys, transfers or leases all or substantially all of its properties and assets to any person (other than a subsidiary of Micron); provided that none of these circumstances will be a change in control if persons that beneficially own the voting securities of Micron immediately prior to the transaction own, directly or indirectly, a majority of the voting securities of the surviving or transferee person immediately after the transaction; or

  •
  our common stockholders approve any plan or proposal for our liquidation or dissolution.

        For purposes of defining a change in control:

  •
  the term "person" and the term "group" have the meanings given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions;

  •
  the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

  •
  the term "beneficial owner" is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

        Notwithstanding the foregoing, it will not constitute a change in control if at least 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in the transaction or transactions constituting the change in control consists of common stock traded on a United States national securities exchange, or which will be so traded when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible solely into the consideration that holders of our common stock receive in such transaction, other than solely cash in lieu of any fractional shares, subject to the provisions set forth above under "—Settlement Upon Conversion."

        In connection with any repurchase offer in the event of a change in control, to the extent required by applicable law, we will:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  otherwise comply with all federal and state securities laws as necessary under the indenture to effect a repurchase of notes by us at the option of a holder.

        A "termination of trading" will be deemed to have occurred if our common stock, or other capital stock into which the notes are then convertible, is not listed for trading on a United States national securities exchange or approved for quotation on a U.S. system of automated dissemination of quotations of securities prices similar to the Nasdaq National Market prior to its designation as a national securities exchange.

        No notes may be repurchased by us at the option of the holders upon a change in control or a termination of trading if the principal amount of the notes has been accelerated (other than as a result of a default in the payment of the repurchase price with respect to the notes), and such acceleration has not been rescinded, on or prior to such date.

        Change in control repurchase rights could discourage a potential acquirer. However, this change in control repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "change in control" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. For example, we could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control repurchase feature of the notes, but that would increase the amount of our outstanding indebtedness or the outstanding indebtedness of our subsidiaries. Our obligation to repurchase the notes upon a change in control would not necessarily afford holders protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        We may be unable to repurchase the notes in the event of a change in control or a termination of trading. If a change in control or a termination of trading were to occur, we may not have enough funds to pay the repurchase price for all notes to be repurchased. Future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under some circumstances, or expressly prohibit our repurchase of the notes upon a change in control or a termination of trading or may provide that a change in control or a termination of trading constitutes an event of default under that agreement. If a change in control or a termination of trading occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase notes submitted for repurchase would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. Also, if a default occurs under our existing credit facilities, we may be unable to make the cash payments due upon a conversion.

Events of Default and Acceleration

        The following are events of default under the indenture for the notes:

  •
  default in payment of the principal amount or repurchase price with respect to any note when such becomes due and payable, whether at its stated maturity, upon optional redemption, upon required purchase, upon declaration or otherwise;

  •
  default in payment of any interest due on any note, which default continues for 30 days;

  •
  our failure to issue notice of a termination of trading, a change in control or a make-whole change in control that does not constitute a change in control as required under the indenture, which failure continues for a period of three business days;

  •
  our failure to issue notice of any event described under "—Conversion Rights—Conversion Upon Occurrence of Specified Corporate Events" as required under the indenture, which failure continues for a period of three business days;

  •
  our failure to comply with our obligation to convert the notes into common stock, cash or a combination of cash and common stock, as applicable, upon exercise of a holder's conversion right;

  •
  our failure to comply with any of our other agreements in the notes or the indenture, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of notes then outstanding;

  •
  (i) our failure to make any payment at maturity (after giving effect to any applicable grace period) of indebtedness, which term as used in the indenture means obligations (other than non-recourse obligations) of Micron for borrowed money or evidenced by bonds, notes or similar instruments ("indebtedness"), in a principal amount in excess of $100 million and continuance of such failure, or (ii) the acceleration of indebtedness of Micron in an amount in excess of $100 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of notes then outstanding (provided, however, that if any such failure or acceleration referred to in (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred); or

  •
  certain events of bankruptcy, insolvency or reorganization affecting us.

        If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes then outstanding may declare the principal amount of the notes, and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes and any unpaid interest accrued thereon through the occurrence of such event, shall automatically become and be immediately due and payable.

        Notwithstanding the foregoing, the indenture will provide that we may, at our option, elect that the sole remedy for an event of default relating to our failure to comply with our obligations described under "—Reports" below or our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive an extension fee on the notes in an amount equal to 0.5% of the principal amount of the notes. We shall pay the extension fee on all outstanding notes on the date on which such event of default first occurs. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes if any other event of default occurs under the Indenture. If we do not pay the extension fee on a timely basis in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Mergers and Sales of Assets

        The indenture provides that we may consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person (other than a subsidiary of Micron); provided that:

  •
  the resulting, surviving or transferee person (if other than Micron) is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  such corporation (if other than Micron) assumes all our obligations under the notes and the indenture;

  •
  Micron or such successor is not immediately thereafter in default under the indenture; and

  •
  other conditions described in the indenture are met.

        Upon the assumption of our obligations by such person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control, permitting each holder to require us to repurchase the notes of such holder as described above.

Modification

        We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder affected thereby, no supplemental indenture may:

  •
  reduce the principal amount of, repurchase price with respect to or any premium or interest on any note;

  •
  make any note payable in any currency or securities other than that stated in the note;

  •
  change the stated maturity of any note;

  •
  change the ranking of the notes;

  •
  make any change that adversely affects the right of a holder to convert any note;

  •
  make any change that adversely affects the right of a holder to require us to repurchase a note;

  •
  impair the right to convert or receive payment with respect to the notes or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

  •
  change the provisions in the indenture that relate to modifying or amending the provisions of the indenture described above.

        Without the consent of any holder of notes, we and the trustee may enter into a supplemental indenture for any of the following purposes:

  •
  to cure any ambiguity, omission, defect or inconsistency in the indenture or the notes or to conform the indenture to the description of notes contained in this prospectus;

  •
  to evidence a successor to us and the assumption by that successor of our obligations under the indenture;

  •
  to secure our obligations in respect of the notes and the indenture;

  •
  to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

  •
  to make any changes to comply with the Trust Indenture Act, or any amendment thereto; and

  •
  to make any change that does not adversely affect the rights of any holder of the notes.

        The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of such notes waive any existing or past default under the indenture and its consequences, except an uncured default (a) in the payment of the principal amount, accrued and unpaid interest or repurchase price (b) in the payment or delivery of the consideration due upon conversion of the notes or (c) in respect of any provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable after the notes have become due and payable, whether at the stated maturity for the notes, or a repurchase date, or upon conversion or otherwise, cash or cash and shares of common stock, solely to satisfy outstanding conversions, if applicable, pursuant to the terms of the indenture sufficient to pay all of the outstanding notes, and paying all other sums payable under the indenture by us.

Calculations in Respect of Notes

        We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, conversion value, the conversion date, the volume weighted average price, the cash settlement averaging period, the trading prices of the notes, the closing price, the conversion price, the conversion rate and the number of shares of common stock, if any, to be issued upon conversion of the notes. We will make all these calculations using commercially reasonable means and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Reports

        The indenture provides that any reports or documents that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same is required to be filed with the SEC.

Information Concerning the Trustee

        Wells Fargo Bank, National Association will be the initial trustee, registrar, paying agent and conversion agent under the indenture. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Global Notes; Book-Entry; Form

        We will initially issue the notes in the form of global securities. The global securities will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, each global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. A holder will hold its beneficial interests in the global securities directly through DTC if such holder has an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by DTC upon the deposit of the global securities with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants.

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

        Owners of beneficial interests in global securities who desire to convert their interests into cash or cash and shares of common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the applicable global security for all purposes under the indenture and the notes, as applicable. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

        Except as set forth below, as an owner of a beneficial interest in a global security, holders will not be entitled to have the notes represented by a global security registered in its name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under a global security. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take action that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest of a global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the applicable global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global securities or ceases to be a clearing agency and we do not appoint a successor depositary or clearing agency within 90 days after receiving notice from DTC or becoming aware that DTC is no longer a clearing agency or there is an event of default under the notes, DTC will exchange the global securities for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 3,000,000,000 shares of common stock, $0.10 par value. As of May 15, 2007, there were approximately 756 million shares of common stock issued and outstanding. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws.

Common stock

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are entitled to cumulative voting in the election of directors. Subject to preferences that may be applicable to any future preferred stock or any other senior equity, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Warrants

        We have issued warrants to purchase 29.1 million shares of our common stock. The warrants entitle the holders to exercise their warrants and purchase shares of our common stock for $56.00 per share (the "Exercise Price") at any time through June 15, 2008 (the "Expiration Date"). The Exercise Price is subject to adjustments in certain events. Warrants exercised prior to the Expiration Date will be settled on a "net share" basis, wherein investors received common stock equal to the difference between $56.00 and the average closing sale price for the shares of common stock over the 30 trading days immediately preceding the Exercise Date. At expiration, the Company may elect to settle the warrants on a net share basis or for cash, provided certain conditions are satisfied. As of May 16, 2007, there have been no exercises of warrants and all warrants issued remain outstanding.

Anti-takeover effects of Delaware law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

        (1)   prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

        (2)   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

        (3)   at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include:

        (1)   any merger or consolidation involving the corporation and the interested stockholder;

        (2)   any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

        (3)   subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

        (4)   any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

        (5)   the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer agent and registrar

        The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

CAPPED CALL TRANSACTIONS

        In connection with this offering of notes, we plan to enter into one or more capped call transactions with one or more counterparties, which may include some of the underwriters and/or their affiliates (the "counterparties"). We expect that the capped call transactions will cover, subject to anti-dilutive adjustments, approximately                         shares of our common stock.

        The capped call transactions are separate transactions entered into by us and the counterparties, are not part of the terms of the notes and will not affect the holders' rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

        The capped call transactions are expected to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock, as measured under the terms of the capped call transactions, at the time of exercise is greater than the strike price of the capped call transactions, which correspond to the initial conversion price of the notes and are subject to certain anti-dilutive adjustments. If, however, the market value per share of our common stock exceeds the cap price of the capped transactions, as measured under the terms of the capped call transactions, the dilution mitigation under the capped call transactions will be limited, which means that there would be dilution to the extent that the then market value per share of our common stock exceeds the cap price of the capped call transactions. The capped call transactions are expected to be in three tranches with cap prices ranging from approximately 50% to 100% higher than the closing price of our common stock on the date hereof, and are subject to certain anti-dilutive adjustments.

        In connection with establishing its initial hedge of these capped call transactions, we expect that the counterparties described (and/or their affiliates) above:

  •
  may enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes; and

  •
  may enter into or unwind various over-the-counter derivatives and/or purchase our common stock in secondary market transactions following the pricing of the notes.

        These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes.

        In addition, we expect that the counterparties described above may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so during any conversion period related to conversion of the notes). The effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes, and as a result, the value you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

        We will agree to indemnify the option counterparty, or its affiliates, for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances, and in certain other limited circumstances.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes and common stock as "capital assets" (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose "functional currency" is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, "controlled foreign corporations," "passive foreign investment companies," persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

        INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. holders

        As used herein, the term "U.S. holder" means a beneficial owner of the notes or the common stock into which the notes may be converted that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A trust is a U.S. holder if it (1) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        A "non-U.S. holder" is a beneficial owner of the notes or the common stock into which the notes may be converted (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

        If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest

        U.S. holders will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with their regular method of tax accounting.

        In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a de minimis amount, the holder will be required to include such excess in income as "original issue discount" over the term of the instrument, irrespective of the holder's regular method of tax accounting. We believe that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

        A U.S. holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than conversion of a note into cash and shares of our common stock, the U.S. federal income tax consequences of which are described under "—U.S. Holders—Conversion of Notes" below). The U.S. holder's gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder's tax basis in the note. The U.S. holder's tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

        A U.S. holder generally will not recognize any income, gain or loss on the conversion of a note into common stock, except with respect to cash received in lieu of a fractional share of common stock and the fair market value of any common stock attributable to accrued and unpaid interest, subject to the discussion under "—U.S. Holders—Constructive Distributions" below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. The U.S. holder's aggregate tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) will equal the U.S. holder's tax basis in the note. The U.S. holder's holding period in the common stock (other than shares attributable to accrued interest) will include the holding period in the note.

        Upon conversion of a note solely into cash, a U.S. holder generally will be subject to the rules described under "—U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes" above.

        The tax consequences of the conversion of a note into cash and shares of our common stock are not entirely clear. A U.S. holder may be treated as exchanging the note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. In such case, the U.S. holder would not be permitted to recognize loss, but would be required to recognize capital gain. The amount of capital gain recognized by a U.S. holder would equal the lesser of (i) the excess (if any) of (A) the amount of cash received

(excluding any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest) plus the fair market value of our common stock received (treating a fractional share of our common stock as issued and received for this purpose and excluding any such common stock that is attributable to accrued and unpaid interest) upon conversion over (B) the U.S. holder's tax basis in the converted note, and (ii) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest). Subject to the discussion under "—U.S. Holders—Constructive Distributions" below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend, the gain recognized by a U.S. holder upon conversion of a note will be long-term capital gain if the holder held the note for more than one year, or short-term capital gain if the holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The U.S. holder's tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the tax basis of the converted note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain (if any) recognized upon conversion (other than any gain recognized as a result of cash received in lieu of a fractional share of common stock). The U.S. holder's holding period in the common stock (other than shares attributable to accrued and unpaid interest) would include the holding period in the converted note.

        Alternatively, the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into common stock. In such case, a U.S. holder's aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock on a pro rata basis. The U.S. holder generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by the U.S. holder (other than amounts attributable to accrued and unpaid interest) and the U.S. holder's tax basis in the portion of the note treated as redeemed. See "—U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes" above. With respect to the portion of the note treated as converted, a U.S. holder generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and common stock received attributable to accrued and unpaid interest), subject to the discussion under "—U.S. Holders—Constructive Distributions" below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. The tax basis allocated to the portion of the note treated as converted into common stock would be the U.S. holder's tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. holder's holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the converted note.

        It is also possible that the U.S. holder would be treated as converting the note in its entirety into our common stock, and then selling a portion of the common stock to us in a deemed redemption. The tax consequences of such a deemed redemption would depend in part upon whether the transaction were treated as a dividend for U.S. federal income tax purposes. U.S. holders are urged to consult with their own tax advisors regarding the U.S. federal income taxes of a redemption of our common stock.

        With respect to cash received in lieu of a fractional share of our common stock, a U.S. holder would be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the common stock (determined as discussed above) attributable to the fractional share.

        Any cash and the value of any portion of our common stock that is attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. holder would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued and unpaid interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest would begin on the day after the date of conversion.

        A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in "Description of the Notes—Conversion Procedures", should consult its own tax advisor concerning the appropriate treatment of such payments.

    U.S. holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of converting their notes into cash or a combination of cash and our common stock.

        In the event that we undergo a business combination as described under "Description of the Notes—Conversion of Notes—Conversion Rate Adjustments," the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make whole premium unless such notes are converted in connection with the relevant fundamental change. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding debentures, which may be a taxable event for U.S. federal income tax purposes.

    U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination.

Distributions

        If, after a U.S. holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. holder's income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder's investment, up to the U.S. holder's tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

Constructive Distributions

        The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of common stock on conversion may increase such holders' proportionate interests in our earnings and profits or assets. In that case, the holders of notes may be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate holders of notes for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a change in control, as described under "Description of the Notes—Conversion of Notes—Increase of Conversion Rate Upon Certain Fundamental Changes" above, also may be treated as a taxable stock distribution. Not all changes in the conversion rate that result in holders of notes receiving more common stock on conversion, however, increase such holders' proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the holders' interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the interests of holders of notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to the stockholders. In addition, if an event occurs that increases the interests of holders of the notes and the conversion rate of the notes is not adjusted (or not adequately adjusted), this could be treated as a taxable stock distribution to holders of the notes. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient's tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder's investment in its note or common stock (as the case may be) or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate or the dividends received deduction described in the previous paragraph as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale, Exchange or Other Disposition of Common Stock

        A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's tax basis in the stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder's holding period in the common stock is more than one year, or short-term capital gain or loss if the holder's holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Taxation of Interest

        Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder's country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most non-U.S. holders, however, will qualify as "portfolio interest," and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.

        The portfolio interest exception will not apply to payments of interest to a non-U.S. holder that:

  •
  owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

  •
  is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

  •
  is a "controlled foreign corporation" that is related, directly or indirectly, to us through sufficient stock ownership; or

  •
  is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected (and, generally, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) (see the discussion under "—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business" below).

        In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation's voting stock.

        The portfolio interest exception, entitlement to treaty benefits and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

        Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes or common stock (other than with respect to payments attributable to accrued interest, which will be taxed as described under "—Non-U.S. Holders—Taxation of Interest" above), unless:

  •
  the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under "—Non-U.S. holders—Income or Gains Effectively Connected with a U.S. Trade or Business";

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

  •
  the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

        The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes or common stock by a non-U.S. holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the non-U.S. holder's holding period for the notes or common stock disposed of), a "U.S. real property holding corporation" (or USRPHC). In very general terms, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

        Dividends paid to a non-U.S. holder on common stock received on conversion of a note, including any taxable constructive stock dividends resulting from certain adjustments (or failure to make adjustments) to the number of shares of common stock to be issued on conversion (as described under "—U.S. Holders—Constructive Distributions" above) generally will be subject to U.S. withholding tax at a 30% rate. Withholding tax applicable to any taxable constructive stock dividends received by a non-U.S. holder may be withheld from interest on the notes, distributions on the common stock, shares of common stock or proceeds subsequently paid or credited to the non-U.S. holder. The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder's country of residence. A non-U.S. holder should demonstrate its entitlement to treaty benefits by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a non-U.S. holder's conduct of a U.S. trade or business are discussed below under "—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business".

Income or Gains Effectively Connected With a U.S. Trade or Business

        The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a "branch profits tax." The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

        The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payers to withhold from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide a taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on tax returns. The backup withholding rate is currently 28%.

        Payments of interest or dividends to U.S. holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        We must report annually to the IRS the interest and/or dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under "—Non-U.S. Holders—Taxation of Interest" and "—Non-U.S. Holders—Dividends" above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form and the payor does not have actual knowledge or reason to know that such recipient is a United States person. Payments made to non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know that such recipient is a United States person.

        Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated May     , 2007, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as the representative, have severally agreed to purchase, and we have agreed to sell to the underwriters, severally, the principal amount of notes set forth opposite the names of the underwriters below:

Name	Principal Amount of Notes
Morgan Stanley & Co. Incorporated	$
Lehman Brothers Inc.

Total		$1,100,000,000

        The underwriters and the representative are collectively referred to as the "underwriters" and the "representative", respectively. The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the notes directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representative.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional $165,000,000 aggregate principal amount of notes at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the notes offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional notes as the number listed next to the underwriter's name in the preceding table bears to the total number of notes listed next to the names of all underwriters in the preceding table.

        The following table shows the per note and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional $165,000,000 aggregate principal amount of notes.

Total
	Per Note	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us:	$	$	$
Proceeds, before expenses, to us	$	$	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions and capped call transactions described below, are approximately $1 million.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the aggregate principal amount of notes offered by them. The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or include them in any automated quotation system. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market-making activity may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

        Our common stock has been approved for listing on the New York Stock Exchange under the trading symbol "MU".

        We and each of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, during the period ending 60 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

  •
  file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exchangeable for common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 60 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. The restrictions described in this paragraph do not apply to:

  •
  the sale of notes to the underwriters;

  •
  the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus;

  •
  the grant of options or the issuance of shares of restricted stock or restricted stock units by us to employees, officers, directors, advisors or consultants pursuant to any employee benefit plan referred to in this prospectus;

  •
  the filing of any registration statement on Form S-8 in respect of any employee benefit plan referred to in this prospectus;

  •
  the sale of shares or forfeiture to us by executive officers or directors in amounts sufficient to pay taxes payable by such executive officers or directors upon the vesting or delivery of restricted stock units or restricted preferred stock units issued pursuant to employee benefit plans described in this prospectus;

  •
  the exercise by an executive officer or director of any option or warrant to purchase shares of common stock, provided that the underlying common stock continues to be subject to the restrictions set forth above;

  •
  the transfer by an executive officer or director pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act in existence as of the date of this prospectus;

  •
  the establishment by an executive officer or director of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 60-day lock-up period;

  •
  transfers by an executive officer or director by will or by intestate;

  •
  the transfer by an executive officer or director of shares of common stock or other securities convertible into or exercisable or exchangeable for common stock as a bona fide gift;

  •
  to the extent applicable, distributions to limited partners, stockholders, direct or indirect members, or wholly owned subsidiaries of us; or

  •
  an executive officer or director who ceases to be an executive officer or director of us.

        The fifth, sixth, seventh, eighth and ninth bullets above are subject to the fact that no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act will be required or will be made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the lock-up period) and that any such shares or securities so transferred shall be subject to the restrictions described above for the remainder of the 60 day lock-up period.

        In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or the common stock. Specifically, the underwriters may sell more notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the notes available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under the over-allotment option. The underwriters may also sell notes in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, notes or shares of common stock in the open market to stabilize the price of the notes or the common stock. These activities may stabilize or maintain the market price of the notes or the common stock above independent market levels or prevent or retard a decline in the market price of the notes or the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time. In connection with this offering, we plan to enter into one or more capped call transactions with one or more counterparties, which may include certain of the underwriters and/or their affiliates (the "counterparties"). These transactions are expected to reduce the potential dilution upon conversion of the notes to the extent described in "Capped Call Transactions." We intend to use approximately $132 million of the proceeds from this offering to pay the cost of the capped call transactions. If the underwriters exercise their option to purchase additional notes to cover overallotments, we will use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call with respect to the shares initially issuable upon conversion of the additional notes.

        In connection with establishing their initial hedge of these capped call transactions, we expect that the counterparties described (and/or their affiliates) above:

  •
  may enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes; and

  •
  may enter into or unwind various over-the-counter derivatives and/or purchase our common stock in secondary market transactions following the pricing of the notes.

        These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes.

        In addition, we expect that the counterparties described above may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so during any conversion period related to conversion of the notes). The effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes, and as a result, the value you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes. See "Capped Call Transactions." The capped call transactions are separate transactions and are not part of the terms of the notes and will not affect the holders' rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions. We will agree to indemnify the option counterparty, or its affiliates, for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances and in certain other limited circumstances. See "Capped Call Transactions."

        For a discussion of the effect of any market or other activity by the counterparties in connection with these capped call transactions, see "Risk factors—Our capped call transactions may affect the value of our common stock and the notes" and "Capped Call Transactions."

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

        In the ordinary course of business, the underwriters and/or their affiliates have provided, or may in the future provide, investment banking, investment advisory and/or commercial banking services with us or our affiliates for which customary compensation has been, or will be, received.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of the notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of notes to the public in that Member State:

  (a)
  at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of the notes to the public" in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes common stock to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus

Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

        Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any the notes in, from or otherwise involving the United Kingdom.

Hong Kong

        The notes shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, notes and units of shares and notes of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

VALIDITY OF THE NOTES

        The validity of the notes will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and for the underwriters by Simpson Thacher & Bartlett LLP, Palo Alto, California.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended August 31, 2006 have been so incorporated in reliance on the report, which contains an explanatory paragraph on management's assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting because TECH Semiconductor Pte. Ltd., which was consolidated on March 3, 2006, and Lexar Media, Inc., which was acquired on June 21, 2006, were excluded from its assessment of internal control over financial reporting as of August 31, 2006, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits):

  •
  our Annual Report on Form 10-K for the year ended August 31, 2006, filed on November 8, 2006;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2006 and March 1, 2007, filed on January 16, 2007 and April 10, 2007, respectively; and

  •
  the description of our common stock contained in our registration statement on Form 8-A (No. 1-10658), declared effective by the SEC on November 28, 1990, including any amendments or reports filed for the purpose of updating such information.

        In addition, all filings we make under the Exchange Act after the date of effectiveness of the registration statement shall be deemed to be incorporated by reference in this prospectus and any future filings we will make with the SEC under Section 13(a), 13(c), 14 of 15(d) of the Exchange Act prior to the sale of all the shares covered by the prospectus (other than, in each case, any information furnished in any such filings pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits) will also be incorporated by reference in this prospectus. However, if we file our Annual Report on Form 10-K for the year ending August 30, 2007, or any other fiscal year thereafter, prior to the sale of all the shares covered by this prospectus, then we will incorporate by reference in this prospectus only such Annual Report on Form 10-K and those documents subsequently filed with the SEC prior to the sale of such shares.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the document shall have been incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such request may be directed to us in writing or by telephone at:

    Micron Technology, Inc.
    Attention: Investor Relations
    8000 South Federal Way
    Boise, Idaho 83716-9632
    (208) 368-4000

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act with respect to the notes offered hereby. For further information with respect to the company, the notes and the common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. The registration statement, including the exhibits and schedules thereto, are also available for reading and copying at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        We are subject to the requirements of the Exchange Act and file periodic reports and other information with the SEC. We also maintain an Internet site at http://www.micron.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

PART II.

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses payable by the registrant in connection with the offerings described in this registration statement. In addition to the costs and expenses set forth below, the registrant will pay any selling commissions and brokerage fees and any applicable taxes, fees and disbursements with respect to securities registered hereby sold by the registrant. Except as to the amount set forth below, the registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933. All of the amounts shown are estimates.

Securities and Exchange Commission registration fee	$		*
Legal fees and expenses		350,000
Accounting fees and expenses		250,000
Financial printers fees and expenses		35,000
Rating Agency Fees and Expenses		250,000
Miscellaneous expenses		25,000

Total		910,000	*

*
The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r) under the Securities Act,.

Item 15. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law ("Delaware Law") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Our Bylaws provide for mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware law. We have entered into indemnification agreements with our directors and certain of our officers. The indemnification agreements provide directors and elected officers with further indemnification to the maximum extent permitted by Delaware law.

Item 16. Exhibits

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement.*
3.1	Restated Certificate of Incorporation of Micron Technology, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2000).
3.2	Bylaws of Micron Technology, Inc., as amended (incorporated herein by reference to Exhibit 3.7 to the Company's Current Report on Form 8-K filed December 7, 2006).
4.1	Form of Indenture (including form of Convertible Senior Note).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1	Computation of ratio of earnings to fixed charges.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on signature page hereof).
25.1	Form T-1 Statement of Eligibility of the Trustee under the Indenture.

*
To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference, if applicable

Item 17. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that,

          (A)  Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

            The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue

        (d)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on the 16 day of May, 2007.

MICRON TECHNOLOGY, INC.
By:	/s/ W.G. Stover, Jr. W.G. Stover, Jr. Vice President of Finance and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Steven R. Appleton and W. G. Stover, Jr., or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Steven R. Appleton Steven R. Appleton	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 16, 2007
/s/ W. G. Stover, Jr. W. G. Stover, Jr.	Vice President of Finance, Chief Financial Officer (Principal Financial and Accounting Officer)	May 16, 2007
/s/ Teruaki Aoki Teruaki Aoki	Director	May 16, 2007
/s/ James W. Bagley James W. Bagley	Director	May 16, 2007
/s/ Mercedes Johnson Mercedes Johnson	Director	May 16, 2007

/s/ Lawrence N. Mondry Lawrence N. Mondry	Director	May 16, 2007
/s/ Gordon C. Smith Gordon C. Smith	Director	May 16, 2007
Robert E. Switz	Director	May , 2007

INDEX TO THE EXHIBITS

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement.*
3.1	Restated Certificate of Incorporation of Micron Technology, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2000).
3.2	Bylaws of Micron Technology, Inc., as amended (incorporated herein by reference to Exhibit 3.7 to the Company's Current Report on Form 8-K filed December 7, 2006).
4.1	Form of Indenture (including form of Convertible Senior Note).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1	Computation of ratio of earnings to fixed charges.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on signature page hereof).
25.1	Form T-1 Statement of Eligibility of the Trustee under the Indenture.

*
To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference, if applicable